Exhibit 10.2

AMENDED AND RESTATED LOAN AGREEMENT
AMONG
VANTIV, LLC,
a Delaware limited liability company, as Borrower
VARIOUS LENDERS
FROM TIME TO TIME PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,
DATED AS OF JUNE 13, 2014

BANK OF AMERICA, N.A., CREDIT SUISSE AG, MORGAN STANLEY MUFG LOAN PARTNERS, LLC AND FIFTH THIRD BANK, AS CO-SYNDICATION AGENTS,
COMPASS BANK, MIZUHO BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK AND DEUTSCHE BANK SECURITIES INC., AS CO-DOCUMENTATION AGENTS,
J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND CREDIT SUISSE SECURITIES (USA) LLC, AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS
MORGAN STANLEY MUFG LOAN PARTNERS, LLC, FIFTH THIRD BANK, COMPASS BANK, MIZUHO BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST ROBINSON HUMPHREY, INC. AND DEUTSCHE BANK SECURITIES INC., AS JOINT BOOKRUNNERS

ARTICLE 1.	Definitions; Interpretation. 1

Section 1.1	Definitions 1

Section 1.2	Interpretation 41

Section 1.3	Change in Accounting Principles 43

ARTICLE 2.	The Loan Facilities. 43

Section 2.1	The Term Loans 43

Section 2.2	Revolving Credit Commitments 44

Section 2.3	Letters of Credit 44

Section 2.4	Applicable Interest Rates 48

Section 2.5	Manner of Borrowing Loans and Designating Applicable Interest Rates 49

Section 2.6	Minimum Borrowing Amounts; Maximum Eurodollar Loans 51

Section 2.7	Maturity of Loans 51

Section 2.8	Prepayments 52

Section 2.9	Place and Application of Payments 56

Section 2.10	Commitment Terminations 57

Section 2.11	Swing Loans 58

Section 2.12	Evidence of Indebtedness 59

Section 2.13	Fees 60

Section 2.14	Incremental Credit Extensions 61

Section 2.15	Extensions of Term Loans and Revolving Credit Commitments 65

ARTICLE 3.	Conditions Precedent. 68

Section 3.1	All Credit Extensions 68

Section 3.2	Amendment and Restatement Credit Extensions 68

ARTICLE 4.	The Collateral And the Guaranty. 72

Section 4.1	Collateral 72

Section 4.2	Liens on Real Property 72

Section 4.3	Guaranty 73

Section 4.4	Further Assurances 73

Section 4.5	Limitation on Collateral 73

Section 4.6	Material Subsidiaries 74

ARTICLE 5.	Representations and Warranties 74

Section 5.1	Financial Statements 74

Section 5.2	Organization and Qualification 75

Section 5.3	Authority and Enforceability 75

Section 5.4	No Material Adverse Change 76

Section 5.5	Litigation and Other Controversies 76

Section 5.6	True and Complete Disclosure 76

Section 5.7	Margin Stock 76

Section 5.8	Taxes 76

Section 5.9	ERISA 77

Section 5.10	Subsidiaries 77

Section 5.11	Compliance with Laws 77

Section 5.12	Environmental Matters 77

Section 5.13	Investment Company 77

Section 5.14	Intellectual Property 77

Section 5.15	Good Title 78

Section 5.16	Labor Relations 78

Section 5.17	Capitalization 78

Section 5.18	Governmental Authority and Licensing 78

Section 5.19	Approvals 78

Section 5.20	Solvency 78

Section 5.21	Foreign Assets Control Regulations and Anti-Money Laundering 79

i

Section 5.22	Security Interest in Collateral 79

ARTICLE 6.	Covenants. 80

Section 6.1	Information Covenants 80

Section 6.2	Inspections 82

Section 6.3	Maintenance of Property, Insurance, Environmental Matters, etc 83

Section 6.4	Books and Records 83

Section 6.5	Preservation of Existence 84

Section 6.6	Compliance with Laws 84

Section 6.7	ERISA 84

Section 6.8	Payment of Taxes 84

Section 6.9	Designation of Subsidiaries 84

Section 6.10	Use of Proceeds 85

Section 6.11	Contracts with Affiliates 85

Section 6.12	No Changes in Fiscal Year 86

Section 6.13	Change in the Nature of Business; Limitations on the Activities of Holdco 86

Section 6.14	Indebtedness 87

Section 6.15	Liens 92

Section 6.16	Consolidation, Merger, Sale of Assets, etc 94

Section 6.17	Advances, Investments and Loans 97

Section 6.18	Restricted Payments 99

Section 6.19	Limitation on Restrictions 102

Section 6.20	Optional Payments of Certain Indebtedness; Modifications of Certain Indebtedness and Organizational Documents 103

Section 6.21	OFAC 103

Section 6.22	Financial Covenants 104

Section 6.23	Maintenance of Ratings 104

Section 6.24	Certain Post-Closing Obligations 104

ARTICLE 7.	Events of Default and Remedies 104

Section 7.1	Events of Default 104

Section 7.2	Non Bankruptcy Defaults 106

Section 7.3	Bankruptcy Defaults 107

Section 7.4	Collateral for Undrawn Letters of Credit 107

Section 7.5	Notice of Default 107

Section 7.6	Equity Cure 107

ARTICLE 8.	Change in Circumstances and Contingencies. 108

Section 8.1	Funding Indemnity 108

Section 8.2	Illegality 109

Section 8.3	Reserved 109

Section 8.4	Yield Protection 109

Section 8.5	Substitution of Lenders 110

Section 8.6	Lending Offices 111

ARTICLE 9.	The Administrative Agent. 111

Section 9.1	Appointment and Authorization of Administrative Agent 111

Section 9.2	Administrative Agent and its Affiliates 111

Section 9.3	Action by Administrative Agent 112

Section 9.4	Consultation with Experts 112

Section 9.5	Liability of Administrative Agent; Credit Decision; Delegation of Duties 112

Section 9.6	Indemnity 114

Section 9.7	Resignation of Administrative Agent and Successor Administrative Agent 114

Section 9.8	L/C Issuer 115

Section 9.9	Hedging Liability and Funds Transfer Liability and Deposit Account Liability Obligation Arrangements 115

Section 9.10	No Other Duties 116

Section 9.11	Authorization to Enter into, and Enforcement of, the Collateral Documents 116

Section 9.12	Authorization to Release Liens, Etc 116

ARTICLE 10.	Miscellaneous. 117

Section 10.1	Withholding Taxes 117

Section 10.2	No Waiver; Cumulative Remedies; Collective Action 120

Section 10.3	Non‑Business Days 120

Section 10.4	Documentary Taxes 121

Section 10.5	Survival of Representations 121

Section 10.6	Survival of Indemnities 121

Section 10.7	Sharing of Set‑Off 121

Section 10.8	Notices 121

Section 10.9	Counterparts 122

Section 10.10	Successors and Assigns; Assignments and Participations 122

Section 10.11	Amendments 128

Section 10.12	Heading 131

Section 10.13	Costs and Expenses; Indemnification 131

Section 10.14	Set‑off 132

Section 10.15	Entire Agreement 133

Section 10.16	Governing Law 133

Section 10.17	Severability of Provisions 133

Section 10.18	Excess Interest 133

Section 10.19	Construction 134

Section 10.20	Lender’s Obligations Several 134

Section 10.21	USA Patriot Act 134

Section 10.22	Submission to Jurisdiction; Waiver of Jury Trial 134

Section 10.23	Treatment of Certain Information; Confidentiality 135

Section 10.24	No Fiduciary Relationship 136

Section 10.25	Effect of Restatement Agreement 136

EXHIBIT A    —    Notice of Payment Request
EXHIBIT B    —    Notice of Borrowing
EXHIBIT C    —    Notice of Continuation/Conversion
EXHIBIT D-1    —    Term A-1 Note
EXHIBIT D-2    —    Term A-2 Note
EXHIBIT D-3    —    Term B Note
EXHIBIT D‑4    —    Revolving Note
EXHIBIT D‑5    —    Swing Note
EXHIBIT E    —    Solvency Certificate
EXHIBIT F    —    Compliance Certificate
EXHIBIT G    —    Assignment and Assumption
EXHIBIT H-1    —    Form of Trademark Security Agreement
EXHIBIT H-2    —    Form of Patent Security Agreement
EXHIBIT H-3    —    Form of Copyright Security Agreement
EXHIBIT J    —    Form of Security Agreement
EXHIBIT K    —    Form of Guaranty

SCHEDULE 1	— Term Loan Commitments and Revolving Credit Commitments as of the Restatement Effective Date
SCHEDULE 5.10    —    Subsidiaries
SCHEDULE 5.17    —    Capitalization
SCHEDULE 6.11    —    Contracts with Affiliates
SCHEDULE 6.14    —    Indebtedness
SCHEDULE 6.15    —    Liens
SCHEDULE 6.17    —    Investments
SCHEDULE 6.24    —    Certain Post-Closing Obligations

[Exhibits and Schedules are included in the Amendment and Restatement Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K]

AMENDED AND RESTATED LOAN AGREEMENT
This Amended and Restated Loan Agreement is entered into as of June 13, 2014, by and among VANTIV, LLC, a Delaware limited liability company (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent” or “Collateral Agent”).
Preliminary Statements
The Borrower, the Administrative Agent, the Collateral Agent, the lenders party thereto and the other agents party thereto entered into a Loan Agreement, dated as of May 15, 2013 (as amended by the Incremental Amendment No. 1, the “Original Credit Agreement”), under which the lenders thereunder agreed to extend certain credit facilities.
The Borrower and National Processing Company, a Nebraska corporation and a Wholly-owned Subsidiary of the Borrower (“NPC”), have entered into the Transaction Agreement, dated as of May 12, 2014 (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), with, inter alios, MPS Holding Corp. (formerly known as SLP III Quicksilver Feeder Corp.), a Delaware corporation (the “Target Corporation”), Mercury Payment Systems, LLC, a Delaware limited liability company (the “Target Company”), and SLP III Quicksilver Feeder I, L.P., a Delaware limited partnership (“Seller”), pursuant to which (i) NPC will purchase the capital stock of the Target Corporation and (ii) Mars Merger Sub, LLC, a Delaware limited liability company and a Wholly-owned Subsidiary of NPC (“Merger Sub”), will merge with and into the Target Company, with the Target Company surviving such merger as a Wholly-owned Subsidiary of NPC (collectively, the “Mercury Acquisition”).
In connection with the Mercury Acquisition, the Borrower has requested, and the Lenders have agreed to amend and restate the Original Credit Agreement on the terms and conditions contained herein and pursuant to the Restatement Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:
ARTICLE 1.Definitions; Interpretation.
Section 1.1    Definitions. The following terms when used herein shall have the following meanings:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Restricted Subsidiary), but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Restricted Subsidiary); provided that the Borrower or a Restricted Subsidiary is the surviving entity or the surviving entity becomes a Restricted Subsidiary.
“Acquisition Agreement” is defined in the Preliminary Statements hereto.
“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.
“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Revolving Credit Commitment Increase or Incremental Revolving Credit Facility pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Revolving Lender’s providing such Commitment Increases, if such consent would be required under Section 10.10(b) for an assignment of Revolving Credit Commitments to such Additional Revolving Lender.

“Additional Term Lender” means, at any time, any bank or other financial institution or, subject to the terms and conditions of Section 10.10(h), any Permitted Investor or Non-Debt Fund Affiliate that agrees to provide any portion of any Term Commitment Increase or Incremental Term Loan pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Term Lender’s making such Incremental Term Loans, if such consent would be required under Section 10.10(b) for an assignment of Loans to such Additional Term Lender.
“Adjusted Consolidated Net Income” means the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, but excluding (a) the items set forth in clause (c) of the definition of “Consolidated EBITDA”, plus
(b)    the sum of (without duplication and to the extent the same reduced (and was not added back to) Consolidated Net Income for the period with respect to which Adjusted Consolidated Net Income is being determined):
(i)    the items set forth in clauses (a)(iv), (a)(vi) and, to the extent attributable to minority Equity Interests held by Fifth Third Bank or its Affiliates in any non-Wholly-Owned Subsidiary, (a)(ix) of the definition of “Consolidated EBITDA”, and
(ii)    the items in clauses (a) through (d) of the definition of “Non-Cash Charges” (together, without duplication, with amortization of intangible assets), minus
(c)    without duplication:
(i)    the items set forth in clause (b)(i) of the definition of “Consolidated EBITDA”, and
(ii)    Quarterly Distributions made in cash during such period.
“Adjusted LIBOR” means, (a) for any Borrowing of Term A Loans or Revolving Loans that are Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one (1) minus the Reserve Percentage and (b) for any Borrowing of Term B Loans that are Eurodollar Loans, a rate per annum equal to the greater of (i) 0.75% and (ii) the quotient of (A) LIBOR, divided by (B) one (1) minus the Reserve Percentage.
“Administrative Agent” means JPMorgan Chase Bank, N.A., as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.
“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.
“Affected Lender” is defined in Section 8.5 hereof.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Lender” is defined in Section 10.10(h) hereof.
“Agent” means the Administrative Agent, the Collateral Agent, any Co-Syndication Agent or any Co-Documentation Agent, as applicable.

“Agreement” means this Amended and Restated Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.
“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Applicable Margin” means:
(a)    with respect to any Term B Loan that is a Eurodollar Loan or a Base Rate Loan, the applicable percentage per annum set forth below under the caption “Term B Eurodollar Spread” or “Term B Base Rate Spread”:

Leverage Ratio	Term B Eurodollar Spread	Term B Base Rate Spread
Category 1 Greater than 3.75 to 1.00	3.00%	2.00%
Category 2 Less than or equal to 3.75 to 1.00	2.75%	1.75%

(b)    with respect to any Term A-1 Loan that is a Eurodollar Loan or a Base Rate Loan, the applicable percentage per annum set forth below under the caption “Term A-1 Eurodollar Spread” or “Term  A-1 Base Rate Spread”:

Leverage Ratio	Term A-1 Eurodollar Spread	Term A-1 Base Rate Spread
Category 1 Greater than 3.75 to 1.00	2.00%	1.00%
Category 2 Less than or equal to 3.75 to 1.00 but greater than 2.75 to 1.00	1.75%	0.75%
Category 3 Less than or equal to 2.75 to 1.00 but greater than 1.75 to 1.00	1.50%	0.50%
Category 4 Less than or equal to 1.75 to 1.00	1.25%	0.25%

(c)    (i) with respect to any Term A-2 Loan that is a Eurodollar Loan or a Base Rate Loan, the applicable percentage per annum set forth in the table below under the caption “Term A-2 Eurodollar Spread” or “Term A-2 Base Rate Spread”, (ii) with respect to any Swing Loans, the applicable percentage per annum set forth in the table below under the caption “Base Rate Revolving Spread”, (iii) with respect to any Revolving Loan that is a Eurodollar Loan or a Base Rate Loan, the applicable percentage per annum set forth in the table below under the caption “Eurodollar Revolving Spread” or “Base Rate Revolving Spread” and (iv) with respect to the Commitment Fee, the applicable percentage per annum set forth in the table below under the caption “Commitment Fee”:

Leverage Ratio	Term A-2 Eurodollar Spread	Eurodollar Revolving Spread	Term A-2 Base Rate Spread	Base Rate Revolving Spread	Commitment Fee
Category 1 Greater than 3.75 to 1.00	2.00%	2.00%	1.00%	1.00%	0.375%
Category 2 Less than or equal to 3.75 to 1.00 but greater than 3.00 to 1.00	1.75%	1.75%	0.75%	0.75%	0.25%
Category 3 Less than or equal to 3.00 to 1.00 but greater than 1.75 to 1.00	1.50%	1.50%	0.50%	0.50%	0.25%
Category 4 Less than or equal to 1.75 to 1.00	1.25%	1.25%	0.25%	0.25%	0.25%

Each change in the Applicable Margin under clause (a), (b) and/or (c) above resulting from a change in the Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.1(a) or (b) and a Compliance Certificate indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and the related Compliance Certificate indicating another such change. Notwithstanding the foregoing, (x) other than with respect to Term A-1 Loans, until the Borrower shall have delivered the financial statements and the related Compliance Certificate covering a period that includes the first full fiscal quarter of the Borrower ended after the Restatement Effective Date, the Leverage Ratio shall be deemed to be in Category  1 for purposes of determining the Applicable Margin and (y) during the existence of any Event of Default under Section 7.1(a), (j) or (k), the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin. In addition, at the option of the Administrative Agent and the Required Lenders, at any time during which the Borrower has failed to deliver the financial statements or the related Compliance Certificate by the date required thereunder, then the Leverage Ratio shall be deemed to be in the then-existing Category for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which the Category shall be otherwise as determined as set forth above).
“Application” is defined in Section 2.3(b) hereof.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley MUFG Loan Partners, LLC, Fifth Third Bank, Compass Bank, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, SunTrust Robinson Humphrey, Inc. and Deutsche Bank Securities Inc.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2(a)(v) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Available Amount” means, at any time, an amount equal to, without duplication:
(a)    the sum, without duplication, of:
(i)    $200.0 million; plus
(ii)    the amount of any capital contributions or other equity issuances (other than any amounts constituting a Cure Amount) received as cash equity by the Borrower or any of its Restricted Subsidiaries, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower or its Restricted Subsidiaries as a capital contribution or in return for issuances of equity (other than amounts constituting a Cure Amount), in each case, during the period from and including the Business Day immediately following the Restatement Effective Date through and including such time; plus
(iii)    the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Borrower or any Restricted Subsidiary issued after the Restatement Effective Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Borrower that do not constitute Disqualified Equity Interests or any Equity Interests of any direct or indirect parent of the Borrower, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or any Restricted Subsidiary upon such exchange or conversion; plus
(iv)    the net proceeds received by the Borrower or any Restricted Subsidiary after the Restatement Effective Date in connection with the sale or other disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any investment made pursuant to Section 6.17(o)(ii) (in an amount not to exceed the original amount of such investment); plus
(v)    the proceeds received by the Borrower or any Restricted Subsidiary after the Restatement Effective Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any investment made pursuant to Section 6.17(o)(ii) (in an amount not to exceed the original amount of such investment); plus
(vi)    the amounts of any Declined Proceeds; provided that for purposes of Section 6.18(f)(y), no amounts of any Declined Proceeds shall be included in determining the Growth Amount; plus
(vii)    an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to Section 6.9 (in an amount not to exceed the original amount of such investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary after the Restatement Effective Date from any dividend or other distribution by an Unrestricted Subsidiary; minus
(b)    the aggregate amount of any investments made by the Borrower or any Restricted Subsidiary pursuant to clause (c)(ii) of the defined term “Permitted Acquisition” in reliance on Section 6.17(l) after the Restatement Effective Date and prior to such time.

“Base Rate” means for any day the greatest of: (i) the Prime Rate in effect on such day, (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1.00%, (iii) the sum of (x) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a one (1) month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBOR for any day shall be based on the rate administered by ICE Benchmark Administration Limited, as published by Reuters as of 11:00 a.m., London time, and (iv) solely with respect to any Borrowings of Term B Loans, 1.75%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR, as the case may be.
“Base Rate Loan” means a Term Loan or Revolving Loan bearing interest at a rate specified in Section 2.4(a) or Section 2.4(c) hereof, as applicable.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one (1) type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Eurodollar Loans are each a “type” of Loans. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11 hereof.
“Business” means “Business” as defined in the Master Investment Agreement.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York; provided, however that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Original Closing Date be considered a Capital Lease.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).
“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P‑1 by Moody’s or at least A‑1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any United States commercial bank having capital and surplus of not less than $500.0 million which have a maturity of one

(1) year or less; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short‑term money market or similar securities having a rating of at least P-1 by Moody’s or A‑1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) and (f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b), (c), and (d) above.
“Cash Flow” means, with reference to any period, the difference (if any) of (a) Consolidated Net Income for such period plus the sum of all amounts deducted in arriving at such Consolidated Net Income amount in respect of all Charges for (i) depreciation of fixed assets and amortization of intangible assets for such period and (ii) all other Non‑Cash Charges for such period minus (plus) (b) additions (reductions) to Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (but excluding any such addition or reduction, as applicable, arising from any Acquisition or Disposition by the Borrower or any of its Restricted Subsidiaries or the reclassification during such period of current assets to long term assets (and vice-versa) and current liabilities to long term liabilities (and vice-versa) and the application of purchase accounting) minus (c) all non-cash gains or benefits added in computing Consolidated Net Income for such period.
“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services, other cash management services and all services performed by any of the Lenders or their Affiliates under the Clearing Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.
A “Change of Control” shall be deemed to have occurred if
(a)    any “person” or “group” (as such terms (and each other reference thereto in this clause) are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors and any group of which any Permitted Investor holds 50.1% or more of the outstanding Voting Stock held by such group, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35.00% of outstanding Voting Stock of the Borrower and (y) the percentage of the then outstanding Voting Stock of the Borrower owned, directly or indirectly, beneficially and of record by the Permitted Investors; or
(b)    Holdco shall cease to directly own and control, of record and beneficially, 100.00% of Voting Stock of the Borrower free and clear of all Liens (other than Liens permitted or created under the Loan Documents).
“Charges” means any charge, expense, cost, accrual or reserve of any kind.
“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term A-1 Loan Commitments or outstanding Term A-1 Loans, (ii) Lenders having Term A-2 Loan Commitments or outstanding Term A-2 Loans, (iii) Lenders having Term B Loan Commitments or outstanding Term B Loans or (iv) Lenders having Revolving Exposure (including the Swing Line Lender) and (b) with respect to Loans, each of the following classes of Loans: (i) Term A-1 Loans, (ii) Term A-2 Loans, (iii) Term  B Loans and (iv) Revolving Loans.
“Clearing Agreement” means Clearing, Settlement and Sponsorship Services Agreement by and between the Borrower and Fifth Third Bank dated as of June 30, 2009, as the same may be amended, modified, supplemented, restated or amended and restated from time to time.
“CNI Growth Amount” means, at any date of determination, an amount (but never less than zero) equal to (a) 50% of Adjusted Consolidated Net Income for each fiscal quarter ended following the Restatement Effective Date for which financial statements have been delivered pursuant to Section 6.1(a) or (b) in which Adjusted Consolidated Net Income is positive (commencing with the fiscal quarter ending June 30, 2014), minus (b) in the case of any fiscal quarter ended following the Restatement Effective Date for which financial statements have been delivered pursuant to Section 6.1(a) or (b) in which Adjusted Consolidated Net Income is an amount less than zero (commencing with the fiscal quarter ending June 30, 2014), 100% of the absolute value of such deficit.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Co-Documentation Agents” means Compass Bank, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, SunTrust Bank and Deutsche Bank Securities Inc.
“Collateral” means all properties, rights, interests, and privileges of the Loan Parties on which a Lien is required to be granted to the Collateral Agent, or any security trustee therefor, by Section 4.1.
“Collateral Account” is defined in Section 7.4 hereof.
“Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor pursuant to Section 9.7 hereof.
“Collateral Documents” means the Security Agreement (as supplemented by each Security Agreement Supplement), the Intellectual Property Security Agreements and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Collateral Agent or such Liens are perfected, and as shall from time to time secure the Obligations, the Hedging Liability, and the Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, or any part thereof pursuant to ARTICLE 4.
“Commitments” means (a) with respect to any Lender, such Lender’s applicable Revolving Credit Commitment and/or Term Loan Commitment and (b) with respect to any Swing Line Lender, its Swing Line Commitment.
“Commitment Fee” is defined in Section 2.13(a) hereof.
“Commitment Increase” is defined in Section 2.14(a) hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means the Compliance Certificate to be delivered pursuant to Section 6.1(e) hereof, substantially in the form of Exhibit F hereof.
“Connection Taxes” means, with respect to any recipient, overall net income Taxes (including branch profits Tax), franchise Taxes and other similar Taxes on the recipient imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, or in which its principal executive office or Lending Office is located, or Taxes imposed on a recipient as a result of a present or former connection between such recipient and the United States (other than in connection with entering into this Agreement, the receipt of payments hereunder or the enforcement of rights hereunder).
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:
(i)    interest expense and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,
(ii)    provision for taxes (as though the Borrower were a corporation) based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds), including (without duplication) Distributions made to Holdco to permit it to make Quarterly Distributions and payments in connection with the Tax Receivable Agreements, the Mercury TRA and any other similar tax receivable agreement entered into after the Restatement Effective Date,
(iii)    depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs,
(iv)    any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions,
(v)    Non-Cash Charges,
(vi)    (A) extraordinary Charges (including, without limitation, costs of and payments of legal settlements, fines, judgments or orders) and (B) unusual or non-recurring Charges,
(vii)    [Reserved],
(viii)    Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (xii) below and the amount of any Pro Forma Adjustment to Consolidated EBITDA for such period, shall not exceed the greater of $150.0 million and 20.00% of Consolidated EBITDA for such period; provided further that Charges relating to the Transactions added back to Consolidated EBITDA pursuant to this clause (viii) for any period ending on or prior to the 24th month following the Restatement Effective Date shall not be subject to the caps in the preceding proviso,
(ix)    the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non‑Wholly‑Owned Subsidiary,
(x)    [Reserved],

(xi)    [Reserved],
(xii)    expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after the Original Closing Date; provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clause (viii) above and the amount of any Pro Forma Adjustment to Consolidated EBITDA for such period, shall not exceed the greater of $150.0 million and 20.00% of Consolidated EBITDA for such period; provided further that any of the foregoing in connection with the Transactions added back to Consolidated EBITDA pursuant to this clause (xii) for any period ending on or prior to the 24th month following the Restatement Effective Date shall not be subject to the caps in the preceding proviso,
(xiii)    transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters in the future),
(xiv)    earn-out obligations incurred in connection with any Permitted Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions completed prior to the Original Closing Date, and
(xv)    business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters in the future)); less
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    extraordinary gains and unusual or non‑recurring gains, and
(ii)    non‑cash gains (excluding any non‑cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); provided, in each case, that, if any non‑cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated EBITDA for such period to the extent excluded from Consolidated EBITDA in any prior period,
(c)    increased or decreased by (without duplication):
(i)    any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and
(ii)    any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk), in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the transactions contemplated herein in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person (other than a Restricted Subsidiary of Holdco) in which any other Person (other than Holdco or any of its Restricted Subsidiaries) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Holdco or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of Holdco (other than the Borrower or any other Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdco or is merged into or consolidated with Holdco or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdco or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than, at the option of the Borrower, assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements) and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.
“Consolidated Senior Secured Debt” means, at any date of determination, the aggregate principal amount of Total Funded Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or the Restricted Subsidiaries, which Total Funded Debt is not, by its terms, subordinated in right of payment to the Obligations.
“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.
“Consolidated Working Capital” means, at any time, Current Assets minus Current Liabilities, at such time.
“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) or of an affiliated service group under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Co-Syndication Agents” means Bank of America, N.A., Credit Suisse AG, Morgan Stanley MUFG Loan Partners, LLC and Fifth Third Bank.
“Credit Extension” means the advancing (or on the Restatement Effective Date, conversion of Existing Term A Loans to Term A-2 Loans) of any Loan or the issuance of, or increase in the amount of, any Letter of Credit.
“Cure Amount” is defined in Section 7.6 hereof.
“Cure Right” is defined in Section 7.6 hereof.
“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower or any of its Restricted Subsidiaries), (ii) permitted loans to third parties or related parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred income Taxes and Taxes based on profit or capital, (v) assets held for sale and (vi) settlement assets).
“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, other than (i) current maturities of long-term debt, (ii) outstanding revolving loans and letter of credit reimbursement obligations, (iii) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred income Taxes and Taxes based on profit or capital (including obligations in respect of any tax receivable agreement), (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (ix) the current portion of any Capitalized Lease Obligation, (x) the current portion of any other long-term liability for borrowed money and (xi) settlement obligations.
“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.
“Debt Fund Affiliate” means any affiliate of Holdco that is a bona fide diversified debt fund, in each case with fiduciary obligations with respect to investment decisions independent from any equity fund managed by, or under common management with any Permitted Investor which has a direct or indirect equity investment in Holdco, the Borrower or its Subsidiaries.

“Declined Proceeds” has the meaning provided in Section 2.8(c)(vi) hereof.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Default Excess” has the meaning provided in Section 2.8(d) hereof.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Reimbursement Obligations or participations in Swing Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such failure has been cured, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured.
“Departing Administrative Agent” is defined in Section 9.7 hereof.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.16(o) or (p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).
“Disposition” means the sale, lease, conveyance or other disposition of Property pursuant to Section 6.16(g) or Section 6.16(o).
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests or as a result of a Change of Control, Qualified Public Offering or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control, Qualified Public Offering or asset sale shall be subject to the termination of the Facilities), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the later of the Final Maturity Date and the Final Revolving Termination Date.
“Distribution” has the meaning provided in Section 6.18 hereof.
“Dollars” and “$” each means the lawful currency of the United States of America.
“Domestic Holding Company” means any Domestic Subsidiary of Borrower (a) all of the assets of which (other than immaterial assets) consist of the Equity Interests and/or Indebtedness of one (1) or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes and holds Equity Interests in one (1) or more Foreign Subsidiaries.
“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by Holdco or one (1) of its Subsidiaries in order to purchase one (1) or more Classes of Term Loans (or any loans funded under a Term Commitment Increase, which for purposes of this definition, shall be deemed to be Term Loans of the applicable Class (and the holders thereof, Term Lenders)) in accordance with the following procedures:
(a)    Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the relevant Term Lenders) of the Class of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10.0 million with minimum increments of $1.0 million (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Class of Term Loans at issue that represents the range of purchase prices that could be paid in the Auction.
(b)    Reply Procedures. In connection with any Auction, each Term Lender holding the relevant Class of Term Loans at issue may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of such Term Loans which must be in increments of $1.0 million (the “Reply Amount”). A Term Lender may avoid the minimum amount condition solely when submitting a Reply Amount equal to the Term Lender’s entire remaining amount of such Term Loans. Term Lenders may only submit one (1) Return Bid per Auction but each Return Bid may contain up to three (3) bids only one (1) of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption with the dollar amount of the Term Loan to be left in blank, which amount shall be completed by the Administrative Agent in accordance with the final determination of such Term Lender’s Qualifying Bid pursuant to subclause (C) below.
(c)    Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Holdco or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Holdco or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Holdco or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Holdco or its Subsidiary, as applicable, shall purchase the relevant Class of Term Loans (or the respective portions thereof) from each such Term Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that, if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdco or its Subsidiary, as applicable, shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). If a Term Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or greater than the Applicable Discount will be deemed the Qualifying Bid of such Term Lender. Each participating Term Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.
(d)    Additional Procedures. Once initiated by an Auction Notice, Holdco or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Lender of a Qualifying Bid, such Term Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“EFT Business” means “EFT Business” as defined in the Master Investment Agreement.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved in writing by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, in the case of assignments of Term B Loans, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice from the Administrative Agent of such request for its consent; provided further that, notwithstanding the foregoing, (A) “Eligible Assignee” shall not include (x) any Prohibited Lenders, (y) any natural person or (z) except to the extent provided in Section 10.10(h), any Affiliated Lender or Debt Fund Affiliate and (B) in the case of assignments of Revolving Credit Commitments or Revolving Exposure, no Person shall be an Eligible Assignee pursuant to clause (a), (b) or (c) above unless such Person is, or is an Affiliate or an Approved Fund of, an existing Lender under the Revolving Facility.
“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, Environmental Law or order of a Governmental Authority under Environmental Law or (c) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials, natural resources or the environment.
“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of the environment, or health and safety as it relates to exposure to Hazardous Materials, (b) the protection of natural resources and wildlife, (c) the protection of surface water or groundwater quality, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Eurodollar Loan” means a Term Loan or Revolving Loan bearing interest at the rate specified in Section 2.4(b) or Section 2.4(d) hereof, as applicable.
“Event of Default” means any event or condition identified as such in Section 7.1 hereof.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property.
“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) Cash Flow during such period exceeds (b) the sum of (i) the aggregate amount of payments required to be (and actually)

made or otherwise paid by the Borrower and its Restricted Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory prepayment, acceleration or otherwise, but excluding voluntary prepayments deducted pursuant to Section 2.8(c)(iii)(B)), plus, (ii) to the extent each of the following is not deducted in computing Consolidated Net Income and without duplication,
(A)    without duplication of amounts deducted pursuant to this subclause (A) or subclause (D) below in a prior period, capital expenditures of the Borrower and its Restricted Subsidiaries made in cash during such period or, at the option of the Borrower, made prior to the date the applicable Excess Cash Flow payment is required to be made under Section 2.8(c)(iii) with respect to such period (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)),
(B)    without duplication of amounts deducted pursuant to subclause (D) below in a prior period, the amount of (i) investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.17(f), (l), (o)(i) and (v) and (ii) Distributions made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.18(b), (d), (e), (f)(x), (h), (g), (k), (l) and (m), in each case, in cash (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)),
(C)    cash losses from any sale or disposition outside the ordinary course of business,
(D)    without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to investments permitted pursuant to Section 6.17(f), (l), (o)(i) or (v) or capital expenditures to be consummated or made during the period of four (4) consecutive fiscal quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), and
(E)    the aggregate amount of expenditures (other than investments or Distributions) actually made by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and amounts in respect thereof are not otherwise deducted in computing Consolidated Net Income for such period or any prior period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)).
“Excess Interest” is defined in Section 10.18 hereof.
“Excluded Equity Interests” means (a) any capital stock or other Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower, (b) solely in the case of any pledge of Equity Interests of any First‑Tier Foreign Subsidiary or Domestic Holding Company, any Equity Interests in excess of 65.00% of the outstanding Equity Interests of such First‑Tier Foreign Subsidiary or Domestic Holding Company, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law or contractual obligation (only to the extent such prohibition is applicable and not rendered ineffective), (d) any interest in partnerships, joint ventures and non-Wholly-owned Subsidiaries which cannot be pledged without the consent of one (1) or more third parties other than the Borrower or any of its Restricted Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (e) margin stock, and (f) the Equity Interests of any (i) Immaterial Subsidiary (except to the extent the security interest in such Equity Interest may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Unrestricted Subsidiary, (iii) Captive Insurance Subsidiary, (iv) not-for-profit subsidiary and (v) special purpose entity used for securitization vehicles.
“Excluded Property” means (a) any Excluded Equity Interests, (b) any property to the extent that the grant of a Lien thereon or perfection of a security interest therein (i) is prohibited by applicable law or contractual obligation, (ii) requires the consent, approval, license or authorization of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Borrower or any Subsidiary and such third party or (iii) would trigger a termination event pursuant to any “change of control” or similar provision, (c) all foreign intellectual property, (d) United States intent‑to‑use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent‑to‑use trademark applications under applicable United States federal law, (e) local petty cash deposit accounts maintained by the Borrower and its Subsidiaries in proximity to their operations; provided that the total amount on deposit at any one time shall not exceed $20.0 million in the aggregate, (f) Trust Funds, (g) all vehicles and other assets subject to certificates of title, (h) Property that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Property, (i) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $10.0 million, (j)(x) any leasehold real property and (y) any fee-owned real property having an individual fair market value not exceeding $10.0 million (as reasonably estimated by the Borrower); (k) the Settlement Account, as such term is defined in the Clearing Agreement, and similar accounts pursuant to similar sponsorship, clearinghouse and/or settlement arrangements and all cash in such accounts, (l) any Letter-of-Credit Rights that are not Supporting Obligations (each as defined in the UCC) and (m) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, regulation or contractual obligation from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Domestic Holding Company, (c) any Foreign Subsidiary and any direct or indirect Domestic Subsidiary of such Foreign Subsidiary, (d) any Subsidiary that is not a Material Subsidiary, (e) any special purpose entity used for securitization vehicles, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) any Subsidiary that is not a Wholly-owned Subsidiary, and (i) any other Subsidiary with respect to which the cost or other consequences (including any adverse tax consequences) of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower.
“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Taxes” is defined in Section 10.1(a) hereof.
“Existing Shareholders” means Fifth Third Bank and its Affiliates.
“Existing Term A Loans” means the “Existing Term A Loans” as defined in the Restatement Agreement.
“Extended Revolving Credit Commitment” is defined in Section 2.15(a) hereof.

“Extended Revolving Loans” is defined in Section 2.15(a) hereof.
“Extended Term A Loans” means any Term A Loans extended pursuant to an Extension.
“Extended Term B Loans” means any Term B Loans extended pursuant to an Extension.
“Extended Term Loans” is defined in Section 2.15(a) hereof.
“Extension” is defined in Section 2.15(a) hereof.
“Extension Offer” is defined in Section 2.15(a) hereof.
“Facility” means any of the Revolving Facility and any Term Facility.
“FATCA” is defined in Section 10.1(a) hereof.
“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fifth Third Bank” means Fifth Third Bank, an Ohio banking corporation.
“Fifth Third Bancorp” means Fifth Third Bancorp, an Ohio corporation.
“Final Maturity Date” means, as at any date, the latest to occur of (a) the Term A-1 Termination Date, (b) the Term A-2 Termination Date, (c) the Term B Termination Date, (d) the latest maturity date in respect of any outstanding Extended Term Loans and (e) the latest maturity date in respect of any Incremental Term Loans.
“Final Revolving Termination Date” means, as at any date, the latest to occur of (a) the Revolving Credit Termination Date, (b) the latest termination date in respect of any outstanding Extended Revolving Credit Commitments and (c) the latest termination date in respect of any Incremental Revolving Credit Facility.
“First‑Tier Foreign Subsidiary” means a Foreign Subsidiary, the Equity Interests of which are directly owned by the Borrower or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.
“Fixed Dollar Incremental Amount” is defined in Section 2.14(c) hereof.
“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations” means the liability of the Borrower or any of its Restricted Subsidiaries owing to (i) any entity that was a Lender or an Affiliate of a Lender at the time the relevant transaction was entered into, in the case of clauses (a), (b) or (c) or (ii) Fifth Third Bancorp, in the case of clause (d) below, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Restricted Subsidiary now or hereafter maintained, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other deposit, disbursement, and Cash Management Services afforded to the Borrower or any such Restricted Subsidiary and (d) the Master Services Agreement between the Borrower and Fifth Third Bancorp, dated June 30, 2009, as amended, modified, supplemented or restated from time to time.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to the United States government.
“Growth Amount” means, at any time an amount equal to, without duplication:
(a)    the sum, without duplication, of:
(i)    the CNI Growth Amount; plus
(ii)    the Available Amount; minus
(b)    the sum, without duplication, of:
(i)    the aggregate amount of any investments, loans or advances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.17(o)(ii) after the Restatement Effective Date and prior to such time;
(ii)    the aggregate amount of any Distributions made by the Borrower pursuant to Section 6.18(f)(y) after the Restatement Effective Date and prior to such time; and
(iii)    the aggregate amount of any optional or voluntary payments, prepayments, repurchases, redemptions or defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.20(a)(iv)(y) after the Restatement Effective Date and prior to such time.
“Guarantor” is defined in Section 4.3 hereof.
“Guaranty” is defined in Section 4.3 hereof.
“Guaranty Supplement” means an Assumption and Supplement to Guaranty Agreement in the form attached to the Guaranty Agreement as Exhibit A.
“Hazardous Material” means any (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to an applicable Environmental Law.
“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.
“Hedging Liability” means Hedging Obligations (other than with respect to any Loan Party’s Hedging Liabilities that constitute Excluded Swap Obligations solely with respect to such Loan Party) owing by Holdco, the Borrower or any of its Restricted Subsidiaries to any entity that was a Lender or an Affiliate of a Lender at the time the relevant Hedging Agreement was entered into.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.
“Holdco” means vantiv Holding, LLC, a Delaware limited liability company.
“Holdco LLC Agreement” means the Limited Liability Company Agreement of Holdco, dated as of February 24, 2009, created by Fifth Third Bank, as amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement by and among Advent - Kong Blocker Corp., a Delaware corporation, Fifth Third Bank, FTPS Partners, LLC, a Delaware limited liability company, Holdco and each other member of Holdco pursuant to the terms of such agreement, dated as of June 30, 2009, and as further amended and restated as of March 27, 2012.
“Hostile Acquisition” means the acquisition of the capital stock or other Equity Interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has been withdrawn.
“Immaterial Subsidiary” has the meaning set forth in the definition of “Material Subsidiary”.
“Incremental Amendment” is defined in Section 2.14(a) herein.
“Incremental Amendment No. 1” means the Incremental Amendment No. 1 dated as of June 13, 2014, among the Borrower, the Administrative Agent and the New Term Commitment Increase Lenders (as defined therein) party thereto.
“Incremental Cap” is defined in Section 2.14(b) herein.
“Incremental Equivalent Debt” is defined in Section 6.14(u).
“Incremental Facility” means (a) any Incremental Term Facility, (b) any Incremental Revolving Credit Facility, (c) the commitments (if any) of Additional Revolving Lenders to make Incremental Revolving Loans in respect of any Revolving Credit Commitment Increase and the Incremental Revolving Loans in respect thereof and/or (d) the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in respect of any Term Commitment Increase and the Incremental Term Loans in respect thereof.
“Incremental Loans” means any loans made pursuant to Section 2.14(a).
“Incremental Revolving Credit Facility” is defined in Section 2.14(a) herein.
“Incremental Revolving Loans” means any revolving loans made under any Incremental Revolving Credit Facility or in respect of any Revolving Credit Commitment Increase.
“Incremental Term A Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term A Loans in accordance with Section 2.14(a) and the Incremental Term A Loans in respect thereof.
“Incremental Term A Loans” means any term A loans made pursuant to Section 2.14(a).
“Incremental Term B Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term B Loans in accordance with Section 2.14(a) and the Incremental Term B Loans in respect thereof.

“Incremental Term B Loans” means any term B loans made pursuant to Section 2.14(a).
“Incremental Term Loans” means any term loans made pursuant to Section 2.14(a).
“Incremental Term Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in accordance with Section 2.14(a) and the Incremental Term Loans in respect thereof.
“Indebtedness” means for any Person (without duplication):
(a)    all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,
(b)    all indebtedness for the deferred purchase price of Property,
(c)    all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,
(d)    all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee,
(e)    any liability in respect of banker’s acceptances or letters of credit,
(f)    any indebtedness, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by such Person at the time of acquisition thereof,
(g)    all obligations under any so‑called “synthetic lease” transaction entered into by such Person, and
(h)    all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof, provided that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any earn‑out obligation until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (iii) prepaid or deferred revenue arising in the ordinary course of business, and (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning provided in Section 10.23.
“Initial Lenders” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Fifth Third Bank, Compass Bank, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, SunTrust Bank, Deutsche Bank AG New York Branch, Morgan Stanley Bank, N.A. and Morgan Stanley Senior Funding, Inc.
“Intellectual Property Security Agreements” means any of the following agreements executed on or after the Original Closing Date: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3.

“Interest Expense” means, with reference to any period, (a) the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations) of the Borrower and its Restricted Subsidiaries payable in cash for such period determined on a consolidated basis in accordance with GAAP but excluding (i) any non‑cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees and (iii) costs in connection with the Refinancing and any annual administrative or other agency fees, minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to Eurodollar Loans, the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued or created by conversion and ending one week or 1, 2, 3, 6, or if available to all affected Lenders, 12 months thereafter, as selected by the Borrower; provided, however that:
(i)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, except in the case of an Interest Period of less than one month, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(ii)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans of one month or longer, a month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC.
“L/C Backstop” means, in respect of any Letter of Credit, (a) a letter of credit delivered to the L/C Issuer which may be drawn by the L/C Issuer to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the L/C Issuer to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, in an amount not to exceed 100.00% of the undrawn face amount and any unpaid Reimbursement Obligations with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective L/C Issuer.
“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means JPMorgan Chase Bank, N.A., acting through any of its Affiliates or branches and any other L/C Issuer designated pursuant to Section 2.3(j) in each case in its capacity as an L/C Issuer, and its successors in such capacity as provided in Section 2.3(i). An L/C Issuer may, in its discretion, arrange for one (1) or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliates with respect to Letters of Credit issued by such Affiliate.
“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
“L/C Sublimit” means $40.0 million, as reduced pursuant to the terms hereof.
“Lenders” means the several banks and other financial institutions and other lenders from time to time party to this Agreement (excluding Prohibited Lenders), including each assignee Lender pursuant to Section 10.10 hereof.
“Lending Office” is defined in Section 8.6 hereof.
“Letter of Credit” is defined in Section 2.3(a) hereof.
“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer and not theretofore reimbursed by or on behalf of Borrower.
“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date to Consolidated EBITDA for the period of four (4) fiscal quarters then ended.
“LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period administered by ICE Benchmark Administration Limited, as published by Reuters as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters, the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of like amounts and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
“Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” means any Revolving Loan, Term Loan, Swing Loan, any loan issued under any Incremental Facility, any Extended Revolving Loan or Extended Term Loan, any loan issued pursuant to the final paragraph of Section 10.11(a) hereof or any Replacement Term Loans or Loans under any Replacement Revolving Facility.
“Loan Documents” means this Agreement, the Restatement Agreement, the Incremental Amendment No. 1, the Notes (if any), the Guaranty, the Collateral Documents and any intercreditor agreement contemplated by Section 9.12(iii) hereof.
“Loan Parties” means the Borrower and each Guarantor.
“Master Investment Agreement” means the Master Investment Agreement dated March 27, 2009, among Fifth Third Bank, the Borrower, Holdco and Advent‑Kong Blocker Corp., a Delaware corporation.
“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative

Agent and the Lenders under any Loan Document.
“Material Plan” is defined in Section 7.1(h) hereof.
“Material Indebtedness” means Indebtedness (other than the Obligations), of any one (1) or more of Holdco, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $100.0 million.
“Material Subsidiary” shall mean and include (i) each Subsidiary that is a Domestic Subsidiary (other than a Domestic Holding Company), except any Domestic Subsidiary that does not have (together with its Subsidiaries) (a) at any time, Consolidated Total Assets the book value of which constitutes more than 5.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such time or (b) consolidated net income in accordance with GAAP for any four (4) consecutive fiscal quarters of the Borrower ending on or after December 31, 2013, that constitutes more than 5.00% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries during such period (any such Subsidiary, an “Immaterial Subsidiary” and all such Subsidiaries, the “Immaterial Subsidiaries”) and (ii) each Domestic Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.
“Maximum Rate” is defined in Section 10.18 hereof.
“Mercury Acquisition” is defined in the Preliminary Statements hereto.
“Mercury TRA” means that certain tax receivable agreement among the Borrower, NPC Group, Inc., Silver Lake Partners III DE, L.P., SLP III Quicksilver Feeder I, L.P., Silver Lake Technology Investors III, L.P., S-Corp and Mercury Payment Systems II, LLC, dated as of May 12, 2014, and for the benefit of the Vested Company Optionholders set forth on a schedule thereto.
“Merger Sub” is defined in the Preliminary Statements hereto.
“Minimum Extension Condition” is defined in Section 2.15(b) hereof.
“MNPI” is defined in Section 10.10(h)(i).
“Moody’s” means Moody’s Investors Service, Inc.
“Net Cash Proceeds” means, with respect to any mandatory prepayment event pursuant to Section 2.8(c), (a) the gross cash and cash equivalent proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such prepayment event or issuance, as the case may be, less (b) the sum of:
(i)    the Borrower’s good faith estimate of taxes paid or payable in connection with any such prepayment event,
(ii)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such prepayment event and (y) retained by the Borrower (or any of its members or direct or indirect parents) or any of the Restricted Subsidiaries, including, with respect to Net Cash Proceeds from a Disposition, liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post‑employment benefit liabilities and liabilities related to environmental matters; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction,
(iii)    the amount of any Indebtedness secured by a Lien permitted hereunder on the assets that are the subject of such prepayment event that is repaid upon consummation of such prepayment event, and
(iv)    reasonable and customary costs and fees payable in connection therewith.
“New Incremental Effective Date” means the “New Incremental Effective Date” as defined in the Incremental Amendment No. 1.
“New Incremental Term Loan” means the term loans made pursuant to a Term Commitment Increase in accordance with Section 2.14 of the Original Credit Agreement by the New Term Commitment Increase Lenders (as defined in the Incremental Amendment No. 1) on the New Incremental Effective Date pursuant to the Incremental Amendment No. 1.
“New Credit Support Documents” has the meaning set forth in Section 3.2 hereof.
“Non‑Cash Charges” means (a) any impairment charge or asset write‑off or write‑down related to intangible assets (including goodwill), long‑lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non‑cash losses from investments recorded using the equity method, (c) all Non‑Cash Compensation Expenses, (d) the non‑cash impact of purchase or recapitalization accounting, and (e) all other non‑cash charges (provided that, in each case, if any non‑cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Non‑Cash Compensation Expense” means any non‑cash expenses and costs that result from the issuance of stock‑based awards, limited liability company or partnership interest‑based awards and similar incentive‑based compensation awards or arrangements.
“Non‑Consenting Lender” as defined in Section 8.5.
“Non-Debt Fund Affiliate” means any Affiliate of Holdco (including, without limitation, Fifth Third Bank) other than (a) any Subsidiary of Holdco, (b) any Debt Fund Affiliate and (c) any natural person.
“Note” and “Notes” means and includes the Revolving Notes, the Term Notes, the Swing Note and any other promissory note evidencing the Loans.
“Notice of Intent to Cure” is defined in Section 7.6 hereof.
“NPC” is defined in the Preliminary Statements hereto.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Holdco, the Borrower or any of its Restricted Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OID” is defined in Section 2.14(a) hereof.
“Original Closing Date” means May 15, 2013.

“Original Credit Agreement” is defined in the Preliminary Statements hereto.
“Other Applicable Indebtedness” is defined in Section 2.8(c)(ii) hereof.
“Other Taxes” is defined in Section 10.4 hereof.
“Participant” is defined in Section 10.10(d) hereof.
“Participant Register” is defined in Section 10.10(d) hereof.
“Participating Interest” is defined in Section 2.3(d) hereof.
“Participating Lender” is defined in Section 2.3(d) hereof.
“Patriot Act” is defined in Section 5.21(b) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.
“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
(a)    after giving effect to the Acquisition, the Borrower is in compliance with Section 6.13 hereof;
(b)    the Acquisition is not a Hostile Acquisition;
(c)    (i) the Total Consideration for any acquired business that does not become a Guarantor (or the assets of which are not acquired by the Borrower or a Guarantor), when taken together with the Total Consideration for all such acquired businesses acquired after the Restatement Effective Date, does not exceed (i) the greater of $400.0 million and 5.5% of Consolidated Total Assets (measured as of the date of such Acquisition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1) plus (ii) the Available Amount at such time; provided that, in the case of each of clauses (i) and (ii) above, such limitation shall not apply to the extent (x) the relevant Acquisition is made with proceeds of sales of, or contributions to, the common equity of the Borrower (other than amounts constituting a Cure Amount) or (y) (1) the Person so acquired (or the Persons owning such assets so acquired) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors and (2) not less than 70% of the Consolidated EBITDA of the consolidated target is generated by Persons that become Guarantors (or, if Consolidated EBITDA attributable to Persons that become Guarantors is not determinable, not less than 70% of the assets of the consolidated target are owned by Persons that become Guarantors (determined by reference to the book value of such assets));
(d)    if a new Subsidiary (other than an Excluded Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of ARTICLE 4 hereof in connection therewith (as and when required by ARTICLE 4); and
(e)    (i) no Event of Default under Section 7.1(a), (j) or (k) shall exist and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22, recomputed as of the last day of the most recently completed period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), in the case of each of clauses (i) and (ii), on the date the relevant Acquisition is consummated and after giving effect thereto, or, at the Borrower’s election, the date of the signing of the acquisition agreement with respect thereto; provided that if the Borrower has made such an election, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and prior to the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated, such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated, except to the extent such calculation would result in a lower Leverage Ratio or Senior Secured Leverage Ratio or a higher ratio of Consolidated EBITDA to Interest Expense than would apply if such calculation was made without giving Pro Forma Effect to such Acquisition, other Specified Transactions and Indebtedness.
“Permitted Investors” shall mean (a) the Existing Shareholders, their respective limited partners and any Person making an investment in any direct or indirect parent of the Borrower or its Subsidiaries concurrently with the Existing Shareholders and (b) the members of management of any direct or indirect parent of the Borrower and its Subsidiaries who are investors, directly or indirectly, in the Borrower.
“Permitted Lien” is defined in Section 6.15 hereof.
“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group (including the Borrower) for current or former employees of a member of the Controlled Group (including the Borrower) or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions or under which a member of the Controlled Group (including the Borrower) is reasonably expected to incur liability.
“Post‑Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.
“Prime Rate” means the rate of interest per annum determined by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post‑Transaction Period, the pro forma increase or decrease in Consolidated EBITDA pursuant to a Pro Forma Adjustment Certificate of the Borrower, which pro forma increase or decrease shall be based on the Borrower’s good faith projections and reasonable assumptions as a result of (a) actions taken, prior to or during such Post‑Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, or (b) any additional costs incurred prior to or during such Post‑Transaction Period to effect operating expense reductions and other operating improvements or synergies reasonably expected to result from a Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post‑Transaction Period or such costs are incurred prior to or during such Post‑Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Consolidated EBITDA for any period, together with any amounts added back pursuant to clauses (viii) and (xii) of the definition of “Consolidated EBITDA” for such period, shall not exceed the greater of $150.0 million and 20.00% of Consolidated EBITDA for such period.
“Pro Forma Adjustment Certificate” means any certificate by the chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent delivered pursuant to Section 6.1(h).
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”.
“Pro Forma Financial Statements” is defined in Section 5.1(c) hereof.
“Prohibited Lender” means (a) any Person identified by the Borrower in writing to the Joint Lead Arrangers on or prior to May 22, 2014, (b) any other Person identified in writing upon two (2) Business Days’ notice by the Borrower to the Administrative Agent that is a competitor or an Affiliate of a competitor of Holdco or any of its Subsidiaries or (c) any readily identifiable Affiliate of any Person described in clause (a) or (b) (including funds managed or advised by such Person, but excluding, in the case of clause (b), any Affiliate of such Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (other than in distressed situations) and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity); provided that no supplement to the list of Prohibited Lenders described in clause (b) shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its

Subsidiaries under GAAP.
“Qualified Public Offering” shall mean the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S‑8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.
“Quarterly Distributions” has the meaning assigned to such term in the Holdco LLC Agreement; provided that for purposes of this Agreement, such amounts shall be calculated with regard to any adjustments pursuant to any Code Section 754 election if (x) an Event of Default has occurred, is continuing or would result from any such Distribution and (y) (i) the Termination Date has not  occurred, (ii) the Required Lenders have not waived such Event of Default, and (iii) three (3) months have not passed since the occurrence of the Event of Default.
“Ratio-Based Incremental Amount” is defined in Section 2.14(b) herein.
“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.
“Refinancing” means all existing third party debt for borrowed money of the Target Corporation, the Target Company and their respective Subsidiaries being repaid, redeemed, defeased, discharged, refinanced or terminated in full (other than debt set forth on Schedule 6.14) and all guarantees and Liens in respect thereof being terminated and released (or arrangements reasonably satisfactory to the Administrative Agent being in place for the termination and release of such guarantees and Liens).
“Refinancing Indebtedness” shall have the meaning assigned to such term under Section 6.14(r) hereof.
“Register” is defined in Section 10.10(c) hereof.
“Regulatory Event” means, with respect to any Lender, that (i) the Federal Deposit Insurance Corporation or any other Governmental Authority is appointed as conservator or Receiver for such Lender; (ii) such Lender is considered in “troubled condition” for the purposes of 12 U.S.C. § 1831i or any regulation promulgated thereunder; (iii) such Lender qualifies as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 C.F.R. § 208.43; or (iv) such Lender becomes subject to any formal or informal regulatory action requiring the Lender to materially improve its capital, liquidity or safety and soundness.
“Reimbursement Obligations” is defined in Section 2.3(c) hereof.
“Rejecting Lender” is defined in Section 2.8(c)(vi) hereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, administrators, employees and agents of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
“Relevant Existing Facility” is defined in Section 2.14(a) hereof.
“Replaced Revolving Facility” is defined in Section 10.11(d) hereof.
“Replaced Term Loans” is defined in Section 10.11(d) hereof.

“Replacement Revolving Facility” is defined in Section 10.11(d) hereof.
“Replacement Term Loans” is defined in Section 10.11(d) hereof.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043.
“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the proceeds of any secured term loans incurred or guaranteed by the Borrower or any Subsidiary Guarantor the primary purpose of which is to result in an effective interest rate (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with Section 2.14(a)(H)) that is less than the effective interest rate (as determined by the Administrative Agent on the same basis) applicable to such Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement the primary purpose of which is to reduce the effective interest rate (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of the Term B Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with (x) a Change of Control, (y) a Permitted Acquisition or similar investment or (z) a sale or other disposition of assets, in each case under clauses (y) and (z), in excess of $100 million, constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.
“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50.00% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that the Revolving Credit Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or any Affiliated Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required RC/TLA Lenders” means, at any time, Lenders having Revolving Exposures, Term A Loans and unused Commitments in respect of the foregoing representing more than 50% of the sum of the total Revolving Exposures, outstanding Term A Loans and unused Commitments in respect of the foregoing at such time; provided that the Revolving Exposures, Term A Loans and unused Commitments in respect of the foregoing held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or any Affiliated Lender shall be excluded for purposes of making a determination of Required RC/TLA Lenders.
“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “Eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non‑United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “Eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of the date hereof, among the Borrower, Holdco, the other Loan Parties party thereto, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the lenders party thereto.
“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 3.2 shall have been satisfied or waived in accordance with this Agreement.
“Restatement Effective Date Material Adverse Effect” means any effect, event, change, occurrence, development or circumstance that (i) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, tangible and intangible assets and other rights, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to have a material adverse effect on the ability of the Seller or the Company to consummate the Transactions; provided, however, that no effect, event, change, occurrence, development or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Restatement Effective Date Material Adverse Effect under clause (i): (A) operating, business, regulatory or other conditions generally affecting the industries in which the Company and its Subsidiaries operate; (B) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature occurring after May 12, 2014; (D) changes after May 12, 2014 in global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of May 12, 2014; (E) the announcement of the Acquisition Agreement or any action taken or omitted to be taken by the Company or any of its Subsidiaries at the express written request or with the express prior written consent of Buyer; (F) any change in Laws or GAAP or other applicable accounting rules, or their interpretations thereof required to be adopted by the Company and its Subsidiaries; (G) any failure by the Company or any of its Subsidiaries to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence, development or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (G); and (H) any change in the credit rating of the Company or any of its Subsidiaries or Buyer or any of its Affiliates (provided, however, that any effect, event, change, occurrence, development or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (H); provided that any effect, event, change, fact, occurrence, development or circumstance arising out of or resulting from events described in any of the foregoing clauses (A), (B), (C), (D) or (F) may constitute and be taken into account in determining whether there has been a Restatement Effective Date Material Adverse Effect to the extent such events have a disproportionate adverse effect on the Company or any of the Company’s Subsidiaries, taken as a whole, in relation to other companies and businesses participating in the same industry as, the Company and its Subsidiaries. Capitalized terms used in this definition shall have the meanings set forth in the Acquisition Agreement as in effect on May 12, 2014.
“Restatement Extended Term A-2 Loans” means the “Extended Term A-2 Loans” as defined in the Restatement Agreement.
“Restricted Amount” is defined in Section 2.8(c)(v) hereof.
“Restricted Debt Payment” is defined in Section 6.20(a) hereof.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Revolver Percentage” means, for each Revolving Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Revolving Lender

(including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.
“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Revolving Lenders acknowledge and agree that the Revolving Credit Commitments of the Revolving Lenders aggregate $425.0 million on the date hereof.
“Revolving Credit Commitment Increase” is defined in Section 2.14(a) hereof.
“Revolving Credit Termination Date” means June 13, 2019 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Sections 2.10, 7.2 or 7.3 hereof.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of L/C Issuer, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Loans.
“Revolving Facility” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.11 hereof.
“Revolving Lender” means any Lender holding all or a portion of the Revolving Facility.
“Revolving Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.
“Revolving Note” is defined in Section 2.12(d) hereof.
“S&P” means Standard & Poor’s Financial Services LLC.
“Secured Parties” has the meaning assigned to that term in the Security Agreement.
“Security Agreement” means that certain Amended and Restated Security Agreement, substantially in the form of Exhibit J, dated as of the Restatement Effective Date by and between the Loan Parties party thereto and the Collateral Agent.
“Security Agreement Supplement” means an Assumption and Supplemental Security Agreement in the form attached to the Security Agreement as Schedule F.
“Seller” is defined in the Preliminary Statements hereto.
“Senior Secured Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the period of four (4) fiscal quarters then most recently ended.

“Share Repurchase” means the repurchase of Vantiv’s common Equity Interests.
“Solvency Certificate” means the Solvency Certificate delivered pursuant to Section 3.2(a)(vii) hereof, substantially in the form of Exhibit E to this Agreement.
“Specified Acquisition Agreement Representations” is defined in Section 3.2(j) hereof.
“Specified Transaction” means, with respect to any period, (a) the Transactions, (b)  any Permitted Acquisition or the making of other investment pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (c) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division thereof) or (d) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.00% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one (1) or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.
“Swap Obligation” has the meaning assigned to that term in the definition of Excluded Swap Obligation.
“Swing Line” means the credit facility for making one (1) or more Swing Loans described in Section 2.11 hereof.
“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the commitment of such Swing Line Lender to make Swing Loans pursuant to Section 2.11 hereof.
“Swing Line Lender” means JPMorgan Chase Bank, N.A.
“Swing Line Sublimit” means $100.0 million, as reduced pursuant to the terms hereof.
“Swing Loan” and “Swing Loans” each is defined in Section 2.11(a) hereof.
“Swing Note” is defined in Section 2.12(d) hereof.
“Target” means the Target Corporation, the Target Company and their respective Subsidiaries.
“Target Company” is defined in the Preliminary Statements hereto.
“Target Corporation” is defined in the Preliminary Statements hereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deduction, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Receivable Agreements” means those certain Tax Receivable Agreements, dated as of March 21, 2012, by and between Vantiv and each of Fifth Third Bank, FTPS Partners, LLC, JPDN Enterprises LLC, and certain investment fund affiliates of Advent International Corporation that are stockholder of Vantiv, as such agreements may be assigned and amended from time to time in accordance with their terms.

“Term A Facilities” means, collectively, the Term A-1 Facility and the Term A-2 Facility.
“Term A Lenders” means, collectively, the Term A-1 Lenders and the Term A-2 Lenders.
“Term A Loans” means, collectively, the Term A-1 Loans and the Term A-2 Loans.
“Term A Loan Commitments” means, collectively, the Term  A-1 Loan Commitments and the Term A-2 Loan Commitments.
“Term A-1 Facility” means the credit facility for the Term A-1 Loans described in Section 2.1(a) hereof.
“Term A-1 Lender” means any Lender holding all or a portion of the Term A-1 Facility.
“Term A-1 Loan” is defined in Section 2.1(a) hereof.
“Term  A-1 Loan Commitment” means, as to any Lender, the obligation of such Lender to make Term A-1 Loans on the Original Closing Date pursuant to the Original Credit Agreement or to continue Term A-1 Loans hereunder pursuant to the Restatement Agreement, as applicable, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term A-1 Lenders acknowledge and agree that the Term A-1 Loan Commitments of the Term A-1 Lenders aggregate $356,561,264.82 as of the date hereof.
“Term A-1 Loan Percentage” means, for any Term A-1 Lender, the percentage held by such Term A-1 Lender of the aggregate principal amount of all Term A-1 Loans then outstanding.
“Term A-1 Note” is defined in Section 2.12(d).
“Term A-1 Termination Date” is defined in Section 2.7(a) hereof.
“Term A-2 Facility” means the credit facility for the Term A-2 Loans described in Section 2.1(b) hereof.
“Term A-2 Lender” means any Lender holding all or a portion of the Term A-2 Facility.
“Term A-2 Loan” is defined in Section 2.1(b) hereof.
“Term A-2 Loan Commitment” means, as to any Lender, the obligation of such Lender to make Term A-2 Loans hereunder (including by way of conversion of Existing Term A Loans) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term A-2 Lenders acknowledge and agree that the Term A-2 Loan Commitments of the Term A-2 Lenders aggregate $2,050.0 million as of the date hereof.
“Term A-2 Loan Percentage” means, for any Term A-2 Lender, the percentage held by such Term A-2 Lender of the aggregate principal amount of all Term A-2 Loans then outstanding.
“Term A-2 Note” is defined in Section 2.12(d) hereof.
“Term A-2 Termination Date” is defined in Section 2.7(b) hereof.
“Term B Facility” means the credit facility for the Term B Loans described in Section 2.1(c) hereof.
“Term B Lender” means any Lender holding all or a portion of the Term B Facility.

“Term B Loan” is defined in Section 2.1(c) hereof.
“Term B Loan Commitment” means, as to any Lender, the obligation of such Lender to make Term B Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term B Lenders acknowledge and agree that the Term B Loan Commitments of the Term B Lenders aggregate $1,400.0 million as of the date hereof.
“Term B Loan Percentage” means, for any Term B Lender, the percentage held by such Term B Lender of the aggregate principal amount of all Term B Loans then outstanding.
“Term B Note” is defined in Section 2.12(d).
“Term B Termination Date” is defined in Section 2.7(c) hereof.
“Term Commitment Increase” is defined in Section 2.14(a) hereof.
“Term Facilities” means, collectively, the Term A Facilities and the Term B Facility.
“Term Lenders” means, collectively, the Term A Lenders and the Term B Lenders.
“Term Loans” means, collectively, the Term A Loans and the Term B Loans.
“Term Loan Commitments” means, collectively, the Term A Loan Commitments and the Term B Loan Commitments.
“Term Loan Percentage” means any or all of the Term A-1 Loan Percentage, the Term A-2 Loan Percentage and the Term B Loan Percentage, as the context requires.
“Term Note” means any of the Term A-1 Notes, the Term A-2 Notes and the Term B Notes, as the context requires.
“Termination Date” is defined in the lead-in to Article 6 hereof.
“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) Indebtedness for borrowed money payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the amount of Indebtedness assumed in connection with any Acquisition.
“Total Funded Debt” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of such definition of the Borrower and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.
“tranche” is defined in Section 2.15(a) hereof.
“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions (including OID).
“Transactions” means, collectively, (a) the transactions contemplated by this Agreement and the other Loan Documents, (b) the Refinancing and the termination of the Hedging Obligations entered into in connection with Indebtedness being terminated in connection with the Mercury Acquisition, (c) the Mercury Acquisition, (d) the performance of the Mercury TRA, (e) the prepayment in full on the Restatement Effective Date of the Term A-1 Loans and (f) the payment of the Transaction Expenses.
“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.
“Trust Funds” means cash and Cash Equivalents comprised of (a) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any employees of Holdco, the Borrower and its Subsidiaries, (b) funds used or to be used to pay all taxes required to be collected, remitted or withheld (including U.S. federal and state withholding taxes (including the employer’s share thereof)) by or on behalf of Holdco, the Borrower and its Subsidiaries, (c) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person and (d) all deposit, securities and commodities accounts solely containing Trust Funds.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.9 subsequent to the Original Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.
“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; provided that Swing Loans outstanding from time to time shall not be deemed to reduce the Unused Revolving Credit Commitment of the Lenders for purposes of computing the Commitment Fee under Section 2.13(a) hereof.
“Vantiv” means Vantiv Inc., a Delaware corporation.
“Voting Stock” of any Person means capital stock or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other Equity Interests having such power only by reason of the happening of a contingency.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:
(a)    sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by
(b)    sum of all such payments.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Wholly‑owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by any one (1) or more of the Borrower and the Borrower’s other Wholly‑owned Subsidiaries at such time.
Section 1.2    Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Unless otherwise specified therein, references in a particular agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, such agreement.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(iv)    Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.
(v)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(vi)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(vii)    Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any other Loan Document).
(c)    All references to time of day herein are references to New York City, New York time unless otherwise specifically provided.
(d)    Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, (a) except as otherwise provided herein in the definition of “Capital Lease” and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities by the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Account Standards Codification or Financial Accounting Standard

having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(e)    All terms that are used in this Agreement or any other Loan Document which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement or such other Loan Document shall otherwise specifically provide.
(f)    In calculating the Leverage Ratio and/or the Senior Secured Leverage Ratio for purposes of determining the permissibility of any incurrence of Indebtedness hereunder, including under the Ratio-Based Incremental Amount, the amount of any Indebtedness incurred in reliance on a provision of this Agreement that does not require compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test, substantially concurrently with any Indebtedness incurred in reliance on a provision of this Agreement that requires compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test, shall be disregarded in the calculation of Indebtedness for purposes of such Leverage Ratio and/or Secured Leverage Ratio test; provided, that notwithstanding the foregoing, any provision of this Agreement requiring Pro Forma Compliance with Section 6.22 (or any part thereof), including in connection with a transaction, such as a Permitted Acquisition, must be satisfied on a Pro Forma Basis, including for the incurrence of Indebtedness, regardless of the provision under which such Indebtedness is or will be incurred.
(g)    Notwithstanding anything to the contrary herein, financial ratios and tests (including the Leverage Ratio, the Senior Secured Leverage Ratio and the ratio of Consolidated EBITDA to Interest Expense (and the components of each of the foregoing) and the amount of Consolidated Total Assets, but excluding Excess Cash Flow and the CNI Growth Amount (and the components of each of the foregoing)) contained in this Agreement that are calculated with respect to any test period shall be calculated on a Pro Forma Basis.
Section 1.3    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP (except as otherwise provided herein in the definition of “Capital Lease”) from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.2(g), financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
ARTICLE 2.    The Loan Facilities.
Section 2.1    The Term Loans.
(h)    Subject to the terms and conditions set forth herein, the Existing Term A Loans (other than any such Loans converted into Term A-2 Loans pursuant to the Restatement Agreement) of each Term A-1 Lender (each individually, a “Term A-1 Loan” and, collectively, the “Term A-1 Loans”) shall be continued pursuant to the Restatement Agreement in Dollars on the Restatement Effective Date in a principal amount not to exceed such Term A-1 Lender’s Term A-1 Loan Commitment.
(i)    Subject to the terms and conditions set forth herein, each Term A-2 Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “Term A-2 Loan” and, collectively, the “Term A-2 Loans”) in Dollars to the Borrower on the Restatement Effective Date (including, with respect to its Existing Term A Loans to be converted into Term A-2 Loans pursuant to the Restatement Agreement, by way of conversion of such Existing Term A Loans into Term A-2 Loans) in a principal amount not to exceed such Term A-2 Lender’s Term A-2 Loan Commitment.
(j)    Subject to the terms and conditions set forth herein, each Term B Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “Term B Loan” and, collectively, the “Term B Loans”) in Dollars to the Borrower on the Restatement Effective Date in a principal amount not to exceed such Term B Lender’s Term B Loan Commitment.
(k)    Notwithstanding any other provision of this Agreement to the contrary, no conversion or continuation of any Existing Term A Loan into a Term A-1 Loan or a Term A-2 Loan on the Restatement Effective Date pursuant to the Restatement Agreement shall, in any case, constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(l)    Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.2    Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, that the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of the total Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
Section 2.3    Letters of Credit
(a)    General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the L/C Issuer shall issue standby and documentary letters of credit (each a “Letter of Credit”) for the Borrower’s and its Subsidiaries’ account in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, that the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time; and provided further that (i) no L/C Issuer shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed its Revolver Percentage of the Revolving Credit Commitments and (ii) Credit Suisse AG and its Affiliates (to the extent any such Person is an L/C Issuer) shall not be obligated to issue any documentary Letters of Credit. Each Revolving Lender shall be obligated to reimburse the L/C Issuer for such Revolving Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.
(b)    Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one (1) or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) five (5) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as requested by the Borrower subject to the limitations set forth in clause (a) of this Section 2.3, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”); provided that any Letter of Credit with a 12-month tenor may provide for the renewal thereof for additional 12-month periods

(which shall in no event extend beyond the date referred to in clause (ii) above, unless an L/C Backstop has been provided to the L/C Issuer thereof). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit as required pursuant to clause (c) of this Section 2.3, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid to but excluding the date of reimbursement by the Borrower at a rate per annum equal to the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue a Letter of Credit or increase the amount of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).
(c)    The Reimbursement Obligations. Subject to Section 2.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 2:00 p.m. one Business Day after such drawing has been paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 10:00 a.m. on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 10:00 a.m. reimbursement shall be made within two Business Days following the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim of set‑off the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the Administrative Agent’s or L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence, bad faith or willful misconduct of the Administrative Agent or L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.
(d)    The Participating Interests. Each Revolving Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon the Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 12:00 noon, or not later than 12:00 noon the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder.
The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set‑off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
(f)    Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.
(g)    Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of the Agreement shall control.
(h)    Existing Letters of Credit. (i) Letters of credit of the Target Corporation, the Target Company and their respective Subsidiaries, if any, outstanding on the Restatement Effective Date shall be deemed issued under the Revolving Facility to the extent the applicable letter of credit issuer under such facility is an L/C Issuer under the Revolving Facility and (ii) letters of credit issued or deemed issued under the Original Credit Agreement, if any, shall be deemed issued under the Revolving Facility.
(i)    Replacement of L/C Issuer. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(j)    Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent designate additional Lenders as an L/C Issuer each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional L/C Issuer shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an L/C Issuer hereunder for all purposes.
(k)    Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one (1) or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.7(b) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Letter of Credit Usage relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.3(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide an L/C Backstop with respect to any such Letter of Credit in a manner reasonably satisfactory to the applicable L/C Issuer. If, for any reason, such L/C Backstop is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the L/C Sublimit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed with such Revolving Lenders; provided that in no event shall such sublimit be less than the sum of (x) the Letter of Credit Usage with respect to the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Credit Commitments pursuant to clause (i) of the second preceding sentence above (assuming Revolving Loans are repaid in accordance with clause (i)(x)).
Section 2.4    Applicable Interest Rates.
(a)    Term Base Rate Loans. Each Term Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced (or converted or continued pursuant to Section 2.1) or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each March, June,

September and December and at maturity (whether by acceleration or otherwise).
(b)    Term Eurodollar Loans. Each Term Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced (or converted or continued pursuant to Section 2.1), continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.
(c)    Revolving Base Rate Loans. Each Revolving Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each March, June, September and December and at maturity (whether by acceleration or otherwise).
(d)    Revolving Eurodollar Loans. Each Revolving Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.
(e)    Default Rate. While any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees), or Section 7.1(j) or (k) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the overdue amounts of all Loans, Reimbursement Obligations, interest or fees owing hereunder by it at a rate per annum equal to 2.00% per annum plus (i) in the case of Loans, the interest rate otherwise applicable thereto and (ii) otherwise, the rate applicable to Revolving Loans that are Base Rate Loans. Such interest shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders.
(f)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Revolving Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.5    Manner of Borrowing Loans and Designating Applicable Interest Rates.
(a)    Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon: (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Loans is of Base Rate Loans, on any

Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon at least three (3) Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans or Eurodollar Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, automatically be converted into a Base Rate Borrowing. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing of Loans equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Loans that are Base Rate Loans (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.
(d)    Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of Loans, subject to ARTICLE 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Loans to an account designated by the Borrower in the applicable notice of borrowing.
(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such

Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non‑payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.
Section 2.6    Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the applicable Facility shall be in an amount not less than $1.0 million or such greater amount that is an integral multiple of $1.0 million. Each Borrowing of Eurodollar Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to $1.0 million or such greater amount that is an integral multiple of $1.0 million. Without the Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of Eurodollar Loans outstanding at any one time.
Section 2.7    Maturity of Loans.
(a)    Scheduled Payments of Term A-1 Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Term A-1 Loans in installments on the last Business Day of each March, June, September and December in each year, commencing with the calendar quarter ending September 30, 2013, in an aggregate amount equal to the following percentages of the aggregate principal amount of the Existing Term A Loans made on the Original Closing Date (provided that, following the Restatement Effective Date, such percentages shall be calculated with respect to an amount equal to (x) the aggregate principal amount of the Existing Term A Loans made on the Original Closing Date multiplied by (y) a fraction, the numerator of which is the aggregate principal amount of the Term A-1 Loans outstanding on the Restatement Effective Date and the denominator of which is the aggregate principal amount of the Existing Term A Loans outstanding immediately prior to the Restatement Effective Date): (i) for the first eight (8) full fiscal quarters following the Original Closing Date, 1.25%; (ii) for the ninth (9th) through the sixteenth (16th) full fiscal quarters following the Original Closing Date, 1.875%; and (iii) for the seventeenth (17th) through the nineteenth (19th) full fiscal quarters following the Original Closing Date, 2.50%, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term A-1 Loans, shall be due and payable on May 15, 2018, the final maturity thereof (the “Term A-1 Termination Date”).
(b)    Scheduled Payments of Term A-2 Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Term A-2 Loans in installments on the last Business Day of each March, June, September and December in each year, commencing with the calendar quarter ending September 30, 2014, in an aggregate amount equal to the following percentage of the aggregate principal amount of the Term A-2 Loans made (including by way of conversion from Existing Term A Loans) on the Restatement Effective Date: (i) for the first twelve (12) full fiscal quarters following the Restatement Effective Date, 1.25%; (ii) for the thirteenth (13th) through the sixteenth (16th) full fiscal quarters following the Restatement Effective Date, 1.875%; and (iii) for the seventeenth (17th) through the nineteenth (19th) full fiscal quarters following the Restatement Effective Date, 2.50%, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term A-2 Loans, shall be due and payable on June 13, 2019, the final maturity thereof (the “Term A-2 Termination Date”).

(c)    Scheduled Payments of Term B Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Term B Loans in installments on the last Business Day of each March, June, September and December in each year, commencing with the calendar quarter ending September 30, 2014, in an aggregate amount equal to 0.25% of the aggregate principal amount of the Term B Loans made on the Restatement Effective Date, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term B Loans, shall be due and payable on June 13, 2021, the final maturity thereof (the “Term B Termination Date”).
(d)    Revolving Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.
Section 2.8    Prepayments.
(a)    Voluntary Prepayments of Term Loans.
(i)    The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (subject to the requirements of Section 2.8(a)(ii) below and except as set forth in Section 8.1 below) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5.0 million or such greater amount that is an integral multiple of $1.0 million or, if less, the entire principal amount thereof then outstanding. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each optional prepayment under this Section 2.8(a) prior to 12:00 noon (New York time) at least one (1) Business Day in the case of Base Rate Loans and three (3) Business Days in the case of Eurodollar Loans prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.
(ii)    In the event that, on or prior to the date that is six (6) months after the Restatement Effective Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.8(c)(i) that constitutes a Repricing Transaction), or (y) effects any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (A) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. If, on or prior to the date that is six (6) months after the Restatement Effective Date, all or any portion of the Term B Loans held by any Term B Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 8.5 as a result of, or in connection with, such Term B Lender being a Non-Consenting Lender with respect to any amendment, waiver, modification or consent referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
(b)    Voluntary Prepayments of Revolving Loans and Swing Loans. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of (i) Revolving

Loans that are Eurodollar Loans at any time upon at least three (3) Business Days prior notice by the Borrower to the Administrative Agent, (ii) Revolving Loans that are Base Rate Loans at any time upon at least one (1) Business Day’s prior notice by the Borrower to the Administrative Agent (in the case of each of clauses (i) and (ii), such notice must be in writing (or telephone notice promptly confirmed by written notice) and received by the Administrative Agent prior to 2:00 p.m. (New York time) on such date) or (iii) Swing Loans at any time without prior notice, in each case, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, that the Borrower may not partially repay a Borrowing (other than a Borrowing of Swing Loans) (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $0.5 million, and (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1.0 million, except, in each case, in such lesser amount of the entire principal amount thereof then outstanding.
(c)    Mandatory Prepayments.
(i)    If the Borrower or any Restricted Subsidiary shall at any time or from time to time incur any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.14 (other than Refinancing Indebtedness in respect of the Term Loans)), then (x) the Borrower shall promptly notify the Administrative Agent of such Indebtedness (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Restricted Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds from the incurrence of such Indebtedness, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class, pro rata, until paid in full; provided that, in the case of any prepayment under this clause (i) made using the Net Cash Proceeds of any Refinancing Indebtedness, each such prepayment shall be applied (A) first, to the Class or Classes of Term Loans, as directed by the Borrower, with the earliest maturity date (ratably among Classes, if multiple Classes exist with the same maturity date), until all such Term Loans of such Class or Classes have been repaid or terminated in full and (B) thereafter, to the successive Class or Classes of Term Loans with the next earliest maturity date (ratably among such Classes, if multiple Classes exist with the same maturity date), and so on, until 100% of Net Cash Proceeds of such Refinancing Indebtedness has been applied to the Term Loans as required under this clause (i).
(ii)    If the Borrower or any Restricted Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $10.0 million in a single transaction or in a series of related transactions or $20.0 million in the aggregate for all such Dispositions or Events of Loss during such fiscal year, then (x) the Borrower shall promptly notify the Administrative Agent of such Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Restricted Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds in excess of the amount specified above; provided that, in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Restricted Subsidiary intends to invest or reinvest, as applicable, within one (1) year of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the operations of the Borrower or its Subsidiaries, then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested within such one-year period, or the Borrower or a Restricted Subsidiary has committed to so invest or reinvest such Net Cash Proceeds during such one-year period and such Net Cash Proceeds are so reinvested within 180 days after the expiration of such one-year period; provided, however, that if any Net Cash Proceeds have not been so invested or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Term Loans in the amount of such Net Cash Proceeds in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower is required to prepay or offer to repurchase any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.8(c)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class pro rata, until paid in full.
(iii)    No later than the fifth Business Day after the date on which financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 6.1(b) (beginning with the fiscal year ended December 31, 2015), the Borrower shall prepay the then outstanding Term B Loans by an amount equal to (A) 50% of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal year of the Borrower; provided that the foregoing percentage shall be reduced to 25% when the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 4.25:1.00, and 0% when the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 3.75:1.00 minus (B) the principal amount of (1) any Term Loans, and, to the extent pari passu with the Term Loans in right of payment and with respect to security, Incremental Term Loans, Incremental Equivalent Debt, Replacement Term Loans and Refinancing Indebtedness in the form of term loans and (2) any Revolving Loans, Incremental Revolving Loans and Refinancing Indebtedness in the form of revolving loans (in each case, to the extent accompanied by a permanent reduction of the relevant revolving commitment) voluntarily prepaid pursuant to paragraphs (a) and (b) of this Section 2.8 or purchased by Holdco or any of its Subsidiaries in cash pursuant to Section 10.10(h) (with the amount of the deduction pursuant to this subclause (B) for Loans purchased pursuant to Section 10.10(h) being limited to the amount of cash paid by Holdco or any of its Subsidiaries in connection therewith) or voluntarily prepaid or purchased pursuant to the applicable provisions of the documentation governing such Refinancing Indebtedness, Incremental Equivalent Debt or Replacement Term Loans, in each case, during such fiscal year on or, at the option of the Borrower, prior to the date of the required prepayment under this Section 2.8(c)(iii) in respect of such fiscal year; provided that (x) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) for more than one fiscal year, (y) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) to the extent financed with long-term Indebtedness (other than revolving Indebtedness) and (z) no mandatory prepayment shall be required under this Section 2.8(c)(iii) to the extent the amount calculated hereby does not exceed $20.0 million. The amount of each such prepayment shall be applied to the outstanding Term B Loans pro rata until paid in full.
(iv)    The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and Swing Loans and, if necessary after such Revolving Loans and Swing Loans have been repaid in full, replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the L/C Issuer) outstanding Letters of Credit by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing

Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.
(v)    Notwithstanding any provision under this Section 2.8(c) to the contrary, (A) any amounts that would otherwise required to be paid by the Borrower pursuant to Section 2.8(c)(i), (ii) or (iii) above shall not be required to be so prepaid to the extent any such Disposition is consummated by a Foreign Subsidiary, such Net Cash Proceeds in respect of any Event of Loss are received by a Foreign Subsidiary, such Indebtedness is incurred by a Foreign Subsidiary or such Excess Cash Flow is generated by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) if the Borrower determines in good faith that the upstreaming or transferring as a dividend of any amounts required to mandatorily prepay the Loans pursuant to Section 2.8(c)(i), (ii) or (iii) above would result in a material tax liability (including any withholding tax) (such amount, a “Restricted Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.8(c)(i), (ii) or (iii), as applicable, shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability.
(vi)    Notwithstanding the foregoing, each Term Lender shall have the right to reject its applicable Term Loan Percentage of any mandatory prepayment of the Term Loans pursuant to Section 2.8(c)(i) (other than Refinancing Indebtedness in respect of the Term Loans), (ii) and (iii) above (each such Lender, a “Rejecting Lender”), in which case the amounts so rejected may be retained by the Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).
(vii)    Unless the Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Except as otherwise provided in Section 2.8(c)(i) or Section 2.8(c)(ii), mandatory prepayments of the Term Loans shall be applied to each Class of Term Loans on a pro rata basis (other than with respect to prepayments made under Section 2.8(c)(iii)) and applied to the installments thereof as directed by the Borrower, or if not so specified before the date of required payment, in the direct order of maturity other than with respect to that portion of any installment held by a Rejecting Lender. Each prefunding of L/C Obligations that the Borrower chooses to make to the Administrative Agent as a result of the application of Section 2.8(c)(iv) above by the deposit of cash or Cash Equivalents with the Administrative Agent shall be made in accordance with Section 7.4.
(d)    Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Revolving Loans pursuant to Section 2.8(b) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Revolving Credit Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such

Defaulting Lender.
(e)    The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment under Section 2.8(a) hereof, such prepayment shall be applied to the Class of Term Loans and the remaining amortization payments on such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in the direct order of maturity.
Section 2.9    Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim, except as provided in Section 10.1. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders or Required RC/TLA Lenders, as applicable, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:
(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(b)    second, to the payment of principal and interest on the Swing Loans until paid in full;
(c)    third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)    fourth, to the payment of principal on the Term Loans, Revolving Loans, unpaid Reimbursement Obligations (together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit, to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the L/C Issuer)), and Hedging Liability, the aggregate amount paid to (or held as collateral security for) the Lenders and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(e)    fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(f)    sixth, to the Borrower or whoever else may be lawfully entitled thereto.
Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
Section 2.10    Commitment Terminations. The Term Loan Commitments shall automatically terminate upon the making, conversion or continuance, as applicable, of the Term Loans on the Restatement Effective Date. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1.0 million or any greater amount that is an integral multiple of $0.1 million and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.
Section 2.11    Swing Loans.
(a)    Generally. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Swing Line Lender agrees to make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, that the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. The Swing Loans may be availed of by the Borrower from time to time, borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date, and each Swing Loan not sooner repaid shall mature and be due and payable by the Borrower on such date. Each Swing Loan shall be in a minimum amount of $0.25 million or such greater amount which is an integral multiple of $0.1 million.
(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until repaid (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable in arrears on the last Business Day of each of March, June, September and December and on the Revolving Credit Termination Date.
(c)    Requests for Swing Loans. The Borrower shall give the Swing Line Lender prior notice (which may be written or oral), no later than 12:00 p.m. on the date upon which the Borrower requests that any Swing Loan be made or such later time as may be acceptable to the Swing Line Lender, in its reasonable discretion, of the amount and date of such Swing Loan. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower by wire transfer to an account designated by the Borrower.
(d)    Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Swing Line Lender, in immediately available funds, at the Swing Line

Lender’s principal office in New York, New York, before 1:00 p.m. on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.
(e)    Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(j) or (k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Swing Line Lender. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set‑off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)    Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Loans as a result of the occurrence of such maturity date); provided that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Participating Interests as contemplated in Section 2.3(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Loans could be incurred pursuant to the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Loans shall not be so required to be repaid in full on such earliest maturity date.
Section 2.12    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, with respect to Revolving Loans, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D‑1 (in the case of its Term A-1 Loan and referred to herein as a “Term A-1 Note”), Exhibit D-2 (in the case of its Term A-2 Loan and referred to herein as a “Term A-2 Note”), Exhibit D-3 (in the case of its Term B Loan and referred to herein as a “Term B Note”), D-4 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), D‑5 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term A-1 Notes, Term A-2 Notes, Term B Notes, Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one (1) or more Notes payable to the payee named therein or any assignee pursuant to Section 10.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
Section 2.13    Fees.
(a)    Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Revolving Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Restatement Effective Date; provided that any such fee pursuant to the Original Credit Agreement that had accrued and was unpaid as of the Restatement Effective Date shall continue to accrue and shall be payable as of the first payment date following the Restatement Effective Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the Commitment Fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b)    Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Original Closing Date, and on the Revolving Credit Termination Date, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each outstanding Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Original Closing Date, and on the Revolving Credit Termination Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to (i) in the case of standby Letters of Credit, the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (ii) with respect to documentary Letters of Credit, 50% of the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility (in each case, computed on the basis of a year of 360 days and the actual number of days elapsed) during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that while any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees) or Section 7.1(j) or Section 7.1(k) exists or after acceleration (but without duplication of the rate set forth in Section 2.4(e)), such rate with respect to overdue fees shall increase by 2.00% over the rate otherwise payable and such fee shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders; provided further that no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

Section 2.14    Incremental Credit Extensions.
(a)    At any time and from time to time after the Restatement Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), pursuant to an Incremental Amendment (“Incremental Amendment”) request to effect (i) one (1) or more additional term loan facilities hereunder or increases in the aggregate amount of any Term Facility (each such increase, a “Term Commitment Increase”) from one (1) or more Additional Term Lenders or (ii) up to two (2) additional revolving credit facilities (each such additional facility, an “Incremental Revolving Credit Facility”) or increases in the aggregate amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and together with any Term Commitment Increase, any Incremental Term Facility and any Incremental Revolving Credit Facility, a “Commitment Increase”) from Additional Revolving Lenders; provided that, unless otherwise provided below, upon the effectiveness of each Incremental Amendment:
(A)    except as otherwise agreed by the Additional Lenders providing an Incremental Facility to finance an Acquisition permitted under this Agreement, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto,
(B)    on the date of the incurrence or effectiveness of such Incremental Facility (in the case of the incurrence or effectiveness of an Incremental Revolving Credit Facility, assuming such Incremental Revolving Credit Facility has been drawn in full), or, at the Borrower’s election to the extent incurred in connection with an Acquisition, on the date of the signing of any acquisition agreement with respect thereto, the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22 recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); provided that if the Borrower has made the election to measure such compliance on the date of the signing of an acquisition agreement, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and prior to the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated, such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated, except to the extent such calculation would result in a lower Leverage Ratio or Senior Secured Leverage Ratio or a higher ratio of Consolidated EBITDA to Interest Expense than would apply if such calculation was made without giving Pro Forma Effect to such Acquisition, other Specified Transactions and Indebtedness,
(C)    each Incremental Term A Facility shall have a final maturity date no earlier than the Term A-2 Termination Date then in effect,
(D)    each Incremental Term B Facility and each other Incremental Term Facility (other than an Incremental Term A Facility) shall have a final maturity date no earlier than the Term B Termination Date then in effect,
(E)    the Weighted Average Life to Maturity of any Incremental Term A Loans shall not be shorter than the Weighted Average Life to Maturity of the Term A-2 Loans then outstanding,
(F)    the Weighted Average Life to Maturity of any Incremental Term B Loans and any other Incremental Term Loans (other than an Incremental Term A Loans) shall not be shorter than the Weighted Average Life to Maturity of the Term B Loans then outstanding,
(G)    any Incremental Revolving Loans will mature no earlier than, and will require no scheduled amortization or mandatory reduction of the commitments related thereto prior to, the Revolving Credit

Termination Date then in effect and all other terms of any such Incremental Revolving Credit Facility (except with respect to margin, pricing and fees and as set forth in the foregoing clauses and clause (J) below and other than any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility) shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent,
(H)    the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower and the Additional Lenders providing such Incremental Facility or Incremental Loans; provided that, in the case of Incremental Term Loans (other than Incremental Term A Loans) or Incremental Term Facilities (other than Incremental Term A Facilities) that are secured pari passu in right of payment and with respect to security with any then existing Term B Loans (the “Relevant Existing Facility”), such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Relevant Existing Facility unless the interest rate with respect to the Relevant Existing Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans or Incremental Term Facility, minus 0.50%; provided, further, that in determining the applicable interest rate under this clause (H): (w) original issue discount (“OID”) or upfront fees paid in connection with the Relevant Existing Facility or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity), shall be included, (x) any amendments to or changes in the Applicable Margin with respect to the Relevant Existing Facility that became effective subsequent to the Restatement Effective Date but prior to the time of (or concurrently with) the addition of such Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded and (z) if such Incremental Term Facility or Incremental Term Loans include any interest rate floor greater than that applicable to the Relevant Existing Facility, and such floor is applicable to the Relevant Existing Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase,
(I)    to the extent the terms of any Incremental Term Loans are not substantially identical to the terms applicable to the relevant Term Facility (except with respect to pricing and fees and to the extent permitted by the foregoing clauses and clause (J) below and other than any terms which are applicable only after the then-existing maturity date with respect to the relevant Term Facility), such terms shall be reasonably satisfactory to the Administrative Agent,
(J)    all Incremental Facilities shall rank pari passu or junior in right of payment and right of security in respect of the Collateral with the Term Loans and the Revolving Loans or may be unsecured; provided that to the extent any such Incremental Facilities are subordinated in right of payment or right of security, or pari passu in right of security and subject to separate documentation, they shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent,
(K)    no Incremental Facility shall be guaranteed by any Person which is not the Borrower or a Guarantor,
(L)     any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans that are pari passu in right of payment with any then-existing Term Loans shall be made on a pro rata basis with such then-existing Term Loans (and all other then-existing Incremental Term Loans requiring ratable prepayment), except that the Borrower and the Additional Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),
(M)    the Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying to the effect set forth in subclauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with subclause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.1(e), be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Interest Expense for the relevant period), and
(N)    all fees or other payments owing pursuant to Section 10.13 or as otherwise agreed in writing in respect of such Commitment Increase to the Administrative Agent and the Additional Lenders shall have been paid.
(b)    Notwithstanding anything to contrary herein, the aggregate principal amount of all Commitment Increases shall not exceed (i) $650.0 million (less the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 6.14(u) in reliance on this clause (i) of the Incremental Cap) (the “Fixed Dollar Incremental Amount”), plus (ii) an unlimited amount so long as in the case of this clause (ii), (A) if the Commitment Increase is secured, the Senior Secured Leverage Ratio does not exceed 4.85:1.00 or (B) if the Commitment Increase is unsecured, the Leverage Ratio does not exceed 5.50:1.00, in each case under subclauses (A) and (B) hereof, determined on a Pro Forma Basis after giving effect to such Commitment Increase (in the case of the incurrence of an Incremental Revolving Credit Facility, assuming such Incremental Revolving Credit Facility has been drawn in full) and any related transaction as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) (such amount under this clause (ii), the “Ratio-Based Incremental Amount”); provided that unless the Borrower otherwise elects, any portion of any Commitment Increase that could be established in reliance on this clause (ii) at the time of incurrence shall be deemed to have been incurred in reliance on the Ratio-Based Incremental Amount without reducing the Fixed Dollar Incremental Amount plus (iii) in the case of a Commitment Increase that serves to effectively extend the maturity of any Term Facility or the Revolving Facility, an amount equal to the amount of the Loans and/or Commitments so extended, plus (iv) in the case of a Commitment Increase that effectively replaces the amount of any Loans or Commitments terminated in connection with Section 8.5, an amount equal to the portion of such Loans or Commitments so replaced (the total aggregate amount described under clauses (i) through (iv) hereof, the “Incremental Cap”). Each Commitment Increase shall be in a minimum principal amount of $50.0 million and integral multiples of $1.0 million in excess thereof; provided that such amount may be less than $50.0 million if such amount represents all the remaining availability under the aggregate principal amount of Commitment Increases set forth above.
(c)    Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Commitment Increase.
(d)    Upon the implementation of any Incremental Revolving Credit Facility or Revolving Credit Commitment Increase pursuant to this Section 2.14:
(i)    with respect to any Revolving Credit Commitment Increase, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Additional Revolving Lender, and each relevant Additional Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s Participating Interests and participations hereunder in Swing Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Additional Revolving Lender’s) Participating Interests and participations hereunder in Swing Loans shall be held on a pro rata basis on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase), and such other Revolving Lenders (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans of such Class pro rata on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; and
(ii)    with respect to any Incremental Revolving Credit Facility, (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Credit Facility, (y) repayments required upon the maturity date of the then-existing Revolving Facility and such Incremental Revolving Credit Facility and (z) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (C) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Credit Facility, (B) all swingline loans or letters of credit made or issued, as applicable, under such Incremental Revolving Credit Facility shall be participated on a pro rata basis by all Revolving Lenders and (C) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Credit Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments under any revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later maturity date than such revolving facility.
(e)    Effective on the date of each Incremental Revolving Credit Facility the maximum amount of Letter of Credit Usage permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the L/C Issuer and the Borrower.
Section 2.15    Extensions of Term Loans and Revolving Credit Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one (1) or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term A-1 Loans, Term A-2 Loans or Term B Loans, as applicable, with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Facility Commitments from the tranche of Revolving Facility Commitments from which they were converted), so long as the following terms are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;
(ii)    except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension

(an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.11(f) and Section 2.3(k) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Extended Revolving Credit Commitments in accordance with their Revolver Percentages (and except as provided in Section 2.11(f) and Section 2.3(k), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and reduction or termination of commitments) of Extended Revolving Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments and (z) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, any commitments with respect to any Incremental Revolving Credit Facility and any original Revolving Credit Commitments) that have more than three (3) different maturity dates;
(iii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such extended Term Loans, “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans;
(iv)    (A) the final maturity date of any Extended Term A Loans shall be no earlier than the Term A-2 Termination Date and (B) the final maturity date of any Extended Term B Loans shall be no earlier than the Term B Termination Date;
(v)    (A) the Weighted Average Life to Maturity of any Extended Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A-2 Loans extended thereby and (B) the Weighted Average Life to Maturity of any Extended Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans extended thereby;
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Term Facility, in each case as specified in the respective Extension Offer;
(vii)    if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;
(viii)    the Extensions shall be in a minimum amount of $50.0 million;
(ix)    any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x)    all documentation in respect of such Extension shall be consistent with the foregoing.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.8, 2.9, 2.10 or 2.12, (ii) the amortization schedules (in so far as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.7 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.9, 2.10 or 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one (1) or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the L/C Issuer and the Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.15. In addition, if so provided in such amendment and with the consent of the L/C Issuer, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Final Revolving Termination Date) in respect of the Revolving Credit Commitments shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage entered into in accordance with Section 4.2 that has a maturity date prior to the later of the Final Maturity Date and the Final Revolving Termination Date so that such maturity date is extended to the later of the Final Maturity Date and the Final Revolving Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.
ARTICLE 3.    Conditions Precedent.
Section 3.1    All Credit Extensions. At the time of each Credit Extension made after the Restatement Effective Date under the Revolving Facility hereunder:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as of said time, except to the extent the same expressly relate to an earlier date;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;
(c)    after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Revolving Credit Commitments;
(d)    (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, (ii) in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application, and/or (iii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer; and
(e)    such Credit Extension shall not violate any Applicable Law with respect to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that any such Applicable Law shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.
Each request for a Borrowing covered under this Section 3.1 and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit covered under this Section 3.1 shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (d), both inclusive, of this Section.
Section 3.2    Amendment and Restatement Credit Extensions. The obligations of the L/C Issuer and each Lender to make their respective Credit Extensions on the Restatement Effective Date hereunder are subject solely to the satisfaction or waiver of the following conditions precedent:
(a)    subject in all respects to the final clause of this Section 3.2, the Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including.pdf) unless otherwise specified:
(i)    [reserved];
(ii)    copies of the certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) of each Loan Party and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;
(iii)    copies of resolutions of the board of directors (or similar governing body) of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified as of the Restatement Effective Date in each instance by its Secretary, Assistant Secretary or Chief Financial Officer as being in full force and effect without modification or amendment;
(iv)    copies of the certificates of good standing (if available) for each Loan Party from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;
(v)    a list of the Borrower’s Authorized Representatives;
(vi)    (A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Sidley Austin LLP, special counsel to the Loan Parties and (B) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Baird Holm LLP, local counsel to National Processing Company in the state of Nebraska in each case in form and substance reasonably satisfactory to the Administrative Agent;
(vii)    an executed Solvency Certificate signed on behalf of the Borrower, dated the date hereof;
(viii)    a Guaranty Supplement, duly executed by Merger Sub, the Target Company and the Target Corporation;
(ix)    the Security Agreement, duly executed by Holdco, the Borrower, the Subsidiary Guarantors party to any Loan Documents immediately prior to giving effect to the Transactions and Merger Sub and a Security Agreement Supplement, duly executed by the Target Company and the Target Corporation, together with:
(A)    the certificates representing the shares of Equity Interests required to be pledged by any Loan Party pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof,
(B)    each promissory note (if any) required to be pledged to the Collateral Agent by any Loan Party pursuant to the Security Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; and
(C)    proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral of the Loan Parties;
(x)    the Intellectual Property Security Agreements, duly executed by each Loan Party party thereto;
(xi)    [reserved]; and
(xii)    the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.15 or discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.
(b)    the representations and warranties of the Borrower set forth in the following sections of this Agreement shall be true and correct in all material respects on and as of the Restatement Effective Date: Section 5.2(i) (solely with respect to organizational existence of the Loan Parties), Section 5.3 (solely as it relates to (x) organizational power and authority of the Loan Parties to duly authorize, execute, deliver and perform the

Loan Documents, (y) the due authorization, execution, delivery and enforceability of the Loan Documents and (z) no conflicts of the Loan Documents with the organizational documents of the Loan Parties), Section 5.7, Section 5.13, Section 5.20, Section 5.21(c) and Section 5.22;
(c)    substantially concurrently with the making of the Borrowings hereunder on the Restatement Effective Date, the Mercury Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement (but without giving effect to any amendments, waivers or consents by or on behalf of the Borrower that are materially adverse to the interests of the Initial Lenders or the Joint Lead Arrangers in their respective capacities as such without the consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned; it being understood that (i) any decrease in the purchase price shall not be materially adverse to the interests of the Initial Lenders or the Joint Lead Arrangers so long as such decrease is allocated to reduce the Term Loans on a dollar-for-dollar basis (allocated to the Term A Loans and/or Term B Loans as agreed by the Joint Lead Arrangers and the Borrower) and (ii) any extension of the “termination” (or equivalent) date under the Acquisition Agreement to a date that is not later than November 26, 2014 (by way of amendment, waiver or otherwise) shall not be materially adverse to the Initial Lenders or the Joint Lead Arrangers);
(d)    the Refinancing shall have been consummated substantially concurrently with the making of the Borrowings hereunder on the Restatement Effective Date;
(e)    the Administrative Agent shall have received, no later than 3 Business Days in advance of the Restatement Effective Date (or such later date as agreed by the Administrative Agent) all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Restatement Effective Date by the Lenders through the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;
(f)    the Administrative Agent shall have received (i) audited consolidated balance sheets and related audited consolidated statements of income and cash flows of the Borrower and the Target as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 (and the Administrative Agent acknowledges receipt of such audited financial statements), (ii) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of the Borrower and the Target for the fiscal quarter ended March 31, 2014 (and the Administrative Agent acknowledges receipt of such financial statements), (iii) a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower as of last day of and for the twelve month period ended March 31, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided that (A) each such pro forma financial statement shall be prepared in good faith by the Borrower and (B) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (iv) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of the Borrower and the Target for the fiscal quarter ended June 30, 2014, but only to the extent the Restatement Effective Date occurs after August 15, 2014;
(g)    the Administrative Agent shall have received all fees, other payments and expenses previously agreed in writing by the Borrower to be due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Restatement Effective Date (or such later date as the Borrower may reasonably agree), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or under any separate written agreement among the Borrower and the Arrangers;
(h)    subject in all respects to the final paragraph of this Section 3.2, all other actions not identified in clause (a) above that are necessary to establish that the Collateral Agent (for the benefit of the Secured

Parties) will have a perfected Lien (subject to Permitted Liens) on the Collateral shall have been taken;
(i)    (i) except as set forth in the corresponding Section 5.8(a), if any, of the disclosure schedules delivered by the Target Company to Vantiv on May 12, 2014 prior to the execution of the Acquisition Agreement (the “Schedules”) (it being understood and agreed that any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure), since December 31, 2013, there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Restatement Effective Date Material Adverse Effect and (ii) since May 12, 2014, there shall not have occurred any Restatement Effective Date Material Adverse Effect;
(j)    such of the representations made by, with respect to or on behalf of the Target in the Acquisition Agreement relating to the Target as are material to the interests of the Lenders, but only to the extent that the Borrower has (or the Borrower’s applicable affiliates have) the right to terminate the Borrower’s (or its Affiliate’s) obligations under the Acquisition Agreement or to decline to consummate the Mercury Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”), shall be true and correct in all material respects;
(k)    (i) in the case of each Borrowing to be made on the Restatement Effective Date, the Administrative Agent shall have received the notice required by Section 2.5 hereof and (ii) in the case of the issuance of any Letter of Credit to be issued on the Restatement Effective Date, the L/C Issuer shall have received a duly completed Application; and
(l)    each of the conditions precedent set forth in Section 9 of the Restatement Agreement (other than Section 9(a)(ii) thereof) shall have been satisfied or waived.
For purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed the Restatement Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
Notwithstanding anything in this Section 3.2, the Restatement Agreement, this Agreement or any other Loan Document to the contrary, (A) to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Restatement Effective Date (other than (i) UCC lien searches in the Loan Parties’ respective jurisdictions of organization, (ii) a lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC and (iii) a pledge of the certificated Equity Interests of the Borrower, the Subsidiary Guarantors party to any Loan Documents immediately prior to giving effect to the Transactions and the equity interests of the Target acquired directly by the Borrower or any Guarantor party to any Loan Documents immediately prior to giving effect to the Transactions, in each case, with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate; it being understood that if Borrower has used its commercially reasonable efforts to deliver the same, stock or equivalent certificates of the Target and/or its subsidiaries shall only be required to be delivered on the Restatement Effective Date if Borrower has actually received such certificates from the Seller or its designee) after Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent under this Section 3.2 on the Restatement Effective Date but may instead be delivered and/or perfected in accordance with the provisions of Section 6.24, and (B) with respect to the execution and delivery of a Guaranty Supplement, a Security Agreement Supplement and/or any other Collateral Documents (collectively, the “New Credit Support Documents”) by the Target Company and the Target Corporation, such New Credit Support Documents shall be authorized, executed and delivered as promptly as practicable on the Restatement Effective Date after the consummation of the Transactions and in any event by 11:59 p.m., New York City time, on the Restatement

Effective Date, or such longer period as the Administrative Agent may reasonably agree, and the failure to have such New Credit Support Documents authorized, executed and delivered within such timeframe shall constitute an Event of Default.
ARTICLE 4.    The Collateral And the Guaranty.
Section 4.1    Collateral. The Obligations, Hedging Liability, and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of Holdco, the Borrower and each Restricted Subsidiary (other than an Excluded Subsidiary) in all capital stock and other Equity Interests (other than Excluded Equity Interests) held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of Holdco, the Borrower and each Restricted Subsidiary (other than an Excluded Subsidiary) in all personal property and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof (other than Excluded Property).
Section 4.2    Liens on Real Property. In the event that the Borrower or any Restricted Subsidiary (other than an Excluded Subsidiary) owns or hereafter acquires real property having a fair market value in excess of $10.0 million in the aggregate (other than any Excluded Property), within 90 days of the acquisition thereof (or such longer period as to which the Administrative Agent may consent), the Borrower shall, or shall cause such Restricted Subsidiary to (i) execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations and shall pay all taxes and reasonable costs and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust and (ii) provide the Administrative Agent with (a) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Restricted Subsidiary relating thereto), and (b) to the extent improvements on Mortgaged Property are located within a special flood hazard area, a policy of flood insurance with respect to such improvements that is in an amount required to be maintained under the National Flood Insurance Act of 1968.
Section 4.3    Guaranty. The payment and performance of the Obligations, Hedging Liability, and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall at all times be guaranteed by Holdco and each Restricted Subsidiary (other than an Excluded Subsidiary), including any Immaterial Subsidiary which becomes a Material Subsidiary (each, a “Guarantor” and, collectively, the “Guarantors”) pursuant to a guaranty agreement in substantially the form attached as Exhibit K, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”). If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of the time of such sale or disposal.
Section 4.4    Further Assurances. The Borrower agrees that it shall, and shall cause each Restricted Subsidiary (other than any Excluded Subsidiary) to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Restricted Subsidiary forms or acquires any after-acquired property or other Restricted Subsidiary (other than an Excluded Subsidiary), or any Immaterial Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary) after the date hereof, on or prior to the later to occur of (a) 30 days following the date of such acquisition or formation or event and (b) the date of the required delivery of the Compliance Certificate following the date of such acquisition, formation or event (or such longer period as to which the Administrative Agent may consent), the Borrower shall cause such Restricted Subsidiary to execute such Collateral Documents (or supplements, assumptions or amendments to existing Collateral Documents) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided that (i) no foreign law security or pledge agreements shall be required and (ii) no control agreements shall be required.
Section 4.5    Limitation on Collateral. Notwithstanding anything to the contrary in Sections 4.1 through 4.4 or any other Collateral Document (a) no Loan Party shall be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent: (i) the cost, burden, difficulty or consequence of granting or perfecting a Lien (including any mortgage, stamp, intangible or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent or (ii) the grant or perfection of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or would violate the terms of any contract relating to such asset or would trigger termination of (or a right of termination under) any contract pursuant to any “change of control” or similar provision or otherwise require any Loan Party or any Subsidiary thereof to take any action that is materially adverse to its interests (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (b) Liens required to be granted pursuant to Section 4.4 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Restatement Effective Date (to the extent appropriate in the applicable jurisdiction), (c) no action shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreement or foreign intellectual property filing or search shall be required, (d) any real property of the Target located in Durango, Colorado shall not be required to be mortgaged until the first anniversary of the Restatement Effective Date (to the extent still owned by a Loan Party (or such later date as the Administrative Agent may agree to)), (e) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (f) the security interests in the following Collateral shall not be required to be perfected: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged Equity Interests to the extent otherwise required by any Loan Document and promissory notes in a principal amount in excess of $10.0 million); (ii) vehicles and any other assets subject to certificates of title; and (iii) Letter of Credit Rights to the extent not perfected by the filing of a Form UCC-1 financing statement.
Section 4.6    Material Subsidiaries. If, at any time after the Restatement Effective Date, (a) the book value of the Consolidated Total Assets of all Domestic Subsidiaries (together with their Subsidiaries) that are not Guarantors (solely because such Domestic Subsidiaries do not meet the threshold set forth in clause (a) or (b) of the definition of “Material Subsidiary”) constitutes in the aggregate more than 5.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such time or (b) the consolidated net income in accordance with GAAP of all Domestic Subsidiaries (together with their Subsidiaries) that are not Guarantors (solely because such Domestic Subsidiaries do not meet the threshold set forth in clause (a) or (b) of the definition of “Material Subsidiary”) for any four (4) consecutive fiscal quarters of the Borrower ending on or after December 31, 2013 constitutes in the aggregate more than 5.00% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries for such period, then the Borrower shall promptly (and in any event not later than the date of delivery of any financial statements required pursuant to Section 6.1(a) or (b) as of the date of which or for the period of which the threshold set forth in clause (a) or (b) above has been exceeded) designate one or more of such Domestic Subsidiaries as a Material Subsidiary pursuant to clause (ii) of the definition of “Material Subsidiary” so that after giving effect to such designation the thresholds set forth in clauses (a) and (b) above are no longer exceeded.
ARTICLE 5.    Representations and Warranties.
On the dates and to the extent required pursuant to Section 3.1 or 3.2 hereof, as applicable, the Borrower represents and warrants to each Lender and the Administrative Agent that:
Section 5.1    Financial Statements. (g) The Borrower’s audited consolidated balance sheet and related audited consolidated statements of income and cash flows as of and for the fiscal years ended December 31, 2013,

December 31, 2012 and December 31, 2011 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.
(h)    The unaudited consolidated balance sheet and related unaudited statements of income and cash flows of the Borrower as of and for the fiscal quarter ended March 31, 2014, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(i)    The Lenders have been furnished the consolidated pro forma balance sheet of the Borrower and its Restricted Subsidiaries as of March 31, 2014, and the related consolidated pro forma statement of income of the Borrower as of and for the twelve-month period then ended (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such transactions had occurred on such date or at the beginning of such period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP (subject to audit adjustments and the absence of footnotes) the estimated financial position of the Borrower and its Subsidiaries as at March 31, 2014, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period (excluding the impact of purchase accounting effects required by GAAP), it being understood that the projections and estimates contained in such Pro Forma Financial Statements are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize.
Section 5.2    Organization and Qualification. The Borrower and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent the failure of any Restricted Subsidiary to be in existence and good standing would not reasonably be expected to have Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.3    Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Collateral Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to enter into the Loan Documents executed by it, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by‑laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Collateral Agent pursuant to the Collateral Documents and Permitted Liens, except with respect to clauses (a), (c) or (d), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect.
Section 5.4    No Material Adverse Change. Since December 31, 2013, there has been no event or circumstance which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.5    Litigation and Other Controversies. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
Section 5.6    True and Complete Disclosure. As of the Restatement Effective Date, all information (other than projections or any other forward‑looking information and any information of a general economic or industry‑specific nature) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent, the L/C Issuer or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein (to the knowledge of the Borrower with respect to the Target), is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries, the Borrower only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize).
Section 5.7    Margin Stock. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Restricted Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, “Margin Stock”) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock constitutes less than 25.00% of the value of those assets of the Borrower and its Restricted Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.
Section 5.8    Taxes. The Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Tax returns required to be filed by the Borrower and/or any of its Restricted Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by them (other than Taxes which are not delinquent), except those (a) not overdue by more than thirty (30) days or (b) if more than 30 days overdue, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the non‑payment of which could not be reasonably expected to result in a Material Adverse Effect.
Section 5.9    ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan, except where the failure, noncompliance or incurrence of such could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower and its

Restricted Subsidiaries have no contingent liabilities with respect to any post‑retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as could not be reasonably expected to have a Material Adverse Effect.
Section 5.10    Subsidiaries. Schedule 5.10 correctly sets forth, as of the Restatement Effective Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (whether directly or indirectly) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. As of the Restatement Effective Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.
Section 5.11    Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.12    Environmental Matters. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Restricted Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Restricted Subsidiaries, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Restricted Subsidiaries that, to the knowledge of the Borrower and its Restricted Subsidiaries, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law. To the knowledge of the Borrower, Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Restricted Subsidiaries where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.
Section 5.13    Investment Company. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.14    Intellectual Property. The Borrower and each of its Restricted Subsidiaries own all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights, or each has obtained licenses or other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.
Section 5.15    Good Title. The Borrower and its Restricted Subsidiaries have good and indefeasible title, or valid leasehold interests, to their material properties and assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets permitted hereunder, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.
Section 5.16    Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (ii) to the knowledge of the Borrower and its Restricted Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Restricted Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
Section 5.17    Capitalization. Except as set forth on Schedule 5.17, all outstanding Equity Interests of the Borrower and its Restricted Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Restatement Effective Date there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no rights of any Person to acquire, any Equity Interests in any Restricted Subsidiary.
Section 5.18    Governmental Authority and Licensing. The Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened in writing, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.19    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any other Loan Party of any Loan Document, except (a) for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not be reasonably expected to have a Material Adverse Effect.
Section 5.20    Solvency. As of the Restatement Effective Date and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the sum of the debts and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable debts and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, or their debts as they become absolute and matured in the ordinary course of business, (c) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Restatement Effective Date; and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 5.20, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification Topic 450).
Section 5.21    Foreign Assets Control Regulations and Anti-Money Laundering.
(a)    OFAC. Neither Borrower nor any of its Restricted Subsidiaries is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(b)    Patriot Act. The Borrower and its Restricted Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”).
(c)    Use of Proceeds. No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) in violation of the Patriot Act.
Section 5.22    Security Interest in Collateral. Subject to the terms of the last paragraph of Section 3.2, the provisions of the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken by the applicable Collateral Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and, to the extent required pursuant to Section 3.2 or Section 4.2 of this Agreement, the proper recordation of mortgages or deeds of trust and fixture filings with respect to any real property (other than Excluded Property), in each case in favor of the Collateral Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Collateral Agent of any certificates representing Equity Interests or promissory notes required to be delivered pursuant to the applicable Collateral Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Obligations, Hedging Liability, and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, in each case as and to the extent set forth therein.
ARTICLE 6.    Covenants.
The Borrower covenants and agrees that, until the Loans or other Obligations hereunder shall have been paid in full (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized or otherwise backstopped (including by “grandfathering” into future credit agreements)) and the Commitments shall have been terminated (the “Termination Date”):
Section 6.1    Information Covenants. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):
(g)    Quarterly Reports. Within 45 days after the end of each fiscal quarter of Vantiv not corresponding with the fiscal year end, commencing with the fiscal quarter ending June 30, 2014, Vantiv’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by Vantiv in accordance with GAAP, and starting with the first full fiscal quarter after the first anniversary of the Restatement Effective Date setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Vantiv and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year‑end audit adjustments and the absence of footnotes.
(h)    Annual Statements. Within 90 days after the close of each fiscal year of Vantiv (commencing with the fiscal year ending December 31, 2014), a copy of Vantiv’s consolidated balance sheet as of the last day of the fiscal year then ended and Vantiv’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and starting with the first full fiscal year after the first anniversary of the Restatement Effective Date showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of a firm of independent public accountants of recognized national standing, selected by Vantiv, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Vantiv and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern” or like qualification; provided that such report may contain a “going concern” qualification, explanatory paragraph or emphasis solely as a result of an impending maturity within 12 months of, or an impending breach of any financial covenant under, any of the Facilities (including Incremental Facilities, Incremental Equivalent Debt, and Refinancing Indebtedness in respect of any of the foregoing)).
(i)    Annual Budget. Within 45 days after the commencement of each fiscal year of Vantiv, a detailed consolidated budget for Vantiv and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget).
(j)    Management Discussion and Analysis. Within 45 days after the close of each of the first three (3) fiscal quarters, a management discussion and analysis of Vantiv and its Subsidiaries’ financial performance for that fiscal quarter and a comparison of financial performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year (in form reasonably acceptable to the Administrative Agent, which shall not be unacceptable solely because it does not contain all of the information required to be included in unaudited interim financial statements by Item 303 of Regulation S-K of the Securities Act of 1933, as amended). Within 90 days after the close of each fiscal year, a management discussion and analysis of Vantiv and its Subsidiaries’ financial performance for that fiscal year and a comparison of financial performance for that fiscal year to the prior year.
(k)    Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower substantially in the form of Exhibit F (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) to the extent required by Section 4.6, designating any applicable Domestic Subsidiary as a Material Subsidiary, (y) showing the Borrower’s compliance with the covenants set forth in Section 6.22 and (z) solely in connection with the delivery of financial statements pursuant to Section 6.1(b) for any fiscal year beginning with the fiscal year ending December 31, 2015, if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of such fiscal year is greater than 3.75:1.00, calculating Excess Cash Flow for such fiscal year and the Senior Secured Leverage Ratio as of the last day of such fiscal year.
(l)    Notice of Default or Litigation. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.
(m)    Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information which the Borrower or any of its Restricted Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $30.0 million.
(n)    Pro Forma Adjustment Certificate. On or before the date on which a Pro Forma Adjustment is made, a certificate of an officer of the Borrower in form reasonably acceptable to the Administrative Agent setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor, which certificate shall, in the case of any Pro Forma Adjustment made as a result of any Permitted Acquisition equal to or greater than $60.0 million, be accompanied by financial statements for such acquired business for each fiscal quarter ending during the relevant period, to the extent available.
(o)    Environmental Matters. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of one (1) or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)‑(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)‑(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.
(p)    Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.
Information and documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.1 may be satisfied by furnishing Vantiv’s Form 10‑K or 10‑Q, as applicable, filed with the Securities and Exchange Commission.
Section 6.2    Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any Property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent may request; provided that (i) prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one (1) time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one (1) inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 6.3    Maintenance of Property, Insurance, Environmental Matters, etc.
(e)    The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, except (A) normal wear and tear and casualty and condemnation and (B) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Borrower and shall furnish to the Administrative Agent upon its reasonable request (but not more than twice per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried.
(f)    Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same could not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.
Section 6.4    Books and Records. Each of Holdco and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdco, the Borrower or its Restricted Subsidiary, as the case may be.
Section 6.5    Preservation of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of organization and (b) its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights, except, (i) in the case of clause (a) with respect to each Restricted Subsidiary and (ii) in the case of clause (b), in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Borrower or any Restricted Subsidiary from consummating any transaction permitted by Section 6.16.
Section 6.6    Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non‑compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien).
Section 6.7    ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
Section 6.8    Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) such Taxes are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor in accordance with GAAP, unless and until any material Lien resulting therefrom attaches to any of its Property or (b) the failure to pay such Taxes could not be reasonably expected to have a Material Adverse Effect.
Section 6.9    Designation of Subsidiaries. The Borrower may at any time after the Restatement Effective Date designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and designate (or re-designate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or re-designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing (including after the reclassification of investments in, Indebtedness of, and Liens on, the applicable Subsidiary or its assets) and (ii) immediately after giving effect to such designation or re-designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22 recomputed as of the last day of the most recent period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b). The designation (or re-designation) of any Subsidiary as an Unrestricted Subsidiary after the Restatement Effective Date shall constitute an investment by the Borrower therein at the date of designation (or re-designation) in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) investment therein. Such designation (or re-designation) will be permitted only if an investment in such amount would be permitted at such time pursuant to Section 6.17. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or Events of Default set forth in the Loan Documents.
Section 6.10    Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans and Swing Loans on or after the Restatement Effective Date for working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, Acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other investments, Distributions and any other purpose not prohibited by the Loan Documents). The Borrower shall use the proceeds of the Term A Loans and the Term B Loans made in cash on the Restatement Effective Date to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs). The Borrower and its Subsidiaries shall use the proceeds of the Incremental Facilities for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments and any other use not prohibited by the Loan Documents.
Section 6.11    Contracts with Affiliates. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than by or among the Borrower and/or its Restricted Subsidiaries), except on terms that are not materially less favorable to the Borrower or such Restricted Subsidiary as would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:
(e)    individual transactions with an aggregate value of less than $20.0 million;
(f)    transactions permitted by Section 6.18;
(g)    the Transactions and the transactions contemplated by the Master Investment Agreement and the Ancillary Agreements (as defined in the Master Investment Agreement);
(h)    the issuance of capital stock or other Equity Interests of the Borrower or other payment to the management of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries in connection with the Transactions, pursuant to arrangements described in the following clause (e), or otherwise to the extent permitted under this ARTICLE 6;
(i)    employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Borrower;
(j)    the payment of customary fees and reasonable out‑of‑pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business (in the case of any direct or indirect parent of the Borrower, to the extent attributable to the operations of the Borrower or its Restricted Subsidiaries);
(k)    transactions with joint ventures for the purchase and sale of goods, equipment or services entered into in the ordinary course of business;
(l)    transactions pursuant to permitted agreements in existence on the Restatement Effective Date and set forth on Schedule 6.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect;
(m)    payments by the Borrower and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among any direct or indirect parent of Borrower and such parent’s Restricted Subsidiaries on customary terms;
(n)    loans and other transactions among the Borrower and its Subsidiaries (and any direct and indirect parent company of the Borrower) to the extent permitted under this ARTICLE 6; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations (it being understood that payments shall be permitted thereon unless an Event of Default has occurred and is continuing); and
(o)    payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith.
Section 6.12    No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, change its fiscal year for financial reporting purposes from its present basis without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided that in the event that the Administrative Agent shall so consent to such change, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
Section 6.13    Change in the Nature of Business; Limitations on the Activities of Holdco. (a)     The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the Business conducted by the Borrower on the Restatement Effective Date and other business activities incidental or related to any of the foregoing unless such change occurs as a result of any Regulatory Event at any Lender.
(b)    Holdco will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership of the capital stock of each direct Subsidiary of Holdco, as applicable, on the Restatement Effective Date, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents, other documents relating to the Transactions and any documents pertaining to Indebtedness and Liens permitted by clauses (A) and/or (B) below, in each case, to which it is a party and the performance of its obligations thereunder, (v) the performance of its obligations under the Master Investment Agreement and the Ancillary Agreements (as defined in the Master Investment Agreement), (vi) in connection with any Qualified Public Offering or any other issuance of Equity Interests not prohibited by ARTICLE 6, including the initial public offering of Vantiv’s Equity Interests, (vii) providing indemnification to officers and directors, (viii) holding any cash or property received in connection with Distributions permitted under Section 6.18 and (ix) activities incidental to the businesses or operations described in clauses (i) through (viii) above; or create, incur, assume or suffer to exist (A) any Indebtedness except pursuant to (v) the Loan Documents, (w) guarantees by Holdco of Incremental Equivalent Debt incurred by the Borrower and/or any Subsidiary Guarantor under Section 6.14(u) or Refinancing Indebtedness incurred by the Borrower and/or any Subsidiary Guarantor under Section 6.14(r) to refinance Indebtedness incurred pursuant to the Loan Documents or Section 6.14(u); provided that, if any such Indebtedness of the Borrower or any Subsidiary Guarantor is subordinated in right of payment to the Obligations, any guarantee by Holdco thereof shall be subordinated in right of payment to Holdco’s guarantee of the Obligations to the same extent, (x) intercompany Indebtedness, (y) the Transactions or (z) the transactions contemplated under the Master Investment Agreement or the Ancillary Agreements (as defined in the Master Investment Agreement) or (B) Liens except (v) pursuant to the Loan Documents, (w) on Collateral securing any guarantee by Holdco permitted by clause (A)(w) above; provided that such Liens are subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and, if the Indebtedness of the Borrower or any Subsidiary Guarantor guaranteed by Holdco pursuant to clause (A)(w) above is secured on a junior basis to the Obligations, the guarantee by Holdco thereof shall be secured on a junior basis to the Obligations to the same extent, (x) pursuant to the Transactions, (y) pursuant to the transactions contemplated under the Master Investment Agreement or the Ancillary Agreements (as defined in the Master Investment Agreement) and (z) non-consensual Liens.
Section 6.14    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;
(a)    the Obligations, Hedging Liability (other than for speculative purposes), and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations of the Borrower and its Restricted Subsidiaries;
(b)    Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)    intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 6.17;
(d)    Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets; provided that the aggregate principal amount of Indebtedness outstanding under this clause (d), together with any Refinancing Indebtedness incurred under clause (r) below in respect thereof, shall not exceed the greater of $75.0 million and 1.0% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(e)    Indebtedness of the Borrower and its Restricted Subsidiaries not otherwise permitted by this Section; provided that the aggregate amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $300.0 million and 4.0% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(f)    Contingent Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Subsidiary that is permitted to be incurred under this Agreement; provided that any such Contingent Obligations incurred by the Borrower or any Loan Party with respect to Indebtedness incurred by any Subsidiary that is not a Loan Party, must not be prohibited by Section 6.17;
(g)    Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;
(h)    (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(i)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;
(j)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for earn-outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with Permitted Acquisitions or other investments permitted under Section 6.17;
(k)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(l)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;
(m)    Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the consummation of the Transactions or any Permitted Acquisition or other investment whether consummated prior to the Restatement Effective Date or permitted under Section 6.17;
(n)    Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower or any of its direct or indirect parent companies permitted by Section 6.18;
(o)    Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(p)    Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Restatement Effective Date and set forth in all material respects on Schedule 6.14;
(q)    Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(r)    the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness which serves to refund or refinance any Indebtedness permitted under clauses (a), (d), (p), (q), (s), (u), (v), (w), (x) and (y) of this Section 6.14 or any Indebtedness issued to so refund, replace or refinance (herein, “refinance”) such Indebtedness, including, in each case, additional Indebtedness incurred to pay accrued but unpaid interest, premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    (other than with respect to Refinancing Indebtedness that refinances Indebtedness incurred under clause (a) of this Section 6.14) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;
(B)    to the extent such Refinancing Indebtedness refinances Indebtedness permitted under clause (a) of this Section 6.14 (i) if secured (w) is secured only by the Collateral and on a pari passu or subordinated basis with the Obligations, (x) is subject to customary intercreditor arrangements, the material terms of which are reasonably satisfactory to the Administrative Agent, (y) in the case of the refinancing of any Term Facility shall not have a shorter Weighted Average Life to Maturity than the Term Loans being refinanced and (z) in the case of the refinancing of any Revolving Facility does not have required scheduled amortization or commitment reductions earlier than the Revolving Credit Termination Date, (ii) has a maturity date no earlier than the latest maturity date of the relevant tranche or Class of Facilities being refinanced or replaced and (iii) has terms (excluding pricing, fees, rate floors, optional prepayment or redemption terms, subordination terms (such subordination terms to be on current market terms) and maturity date) that are not, when taken as a whole, materially more favorable to the lenders providing such Refinancing Indebtedness than those applicable to the relevant tranche or Class of Facilities being refinanced or replaced (except for covenants or other provisions applicable only to periods after the then-existing latest final maturity date of the relevant tranche or Class of Facilities being refinanced or replaced) or are on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith);
(C)    to the extent such Refinancing Indebtedness refinances Indebtedness that was originally (1) subordinated or pari passu to the Obligations (other than Indebtedness incurred under clause (w) of this Section 6.14), such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded, (2) secured by the Collateral on a pari passu or junior basis, such Refinancing Indebtedness is secured only by the Collateral and only to the extent as the Indebtedness being refinanced or refunded (but, for the avoidance of doubt, may be unsecured), (3) secured by assets other than the Collateral, such Refinancing Indebtedness is secured only by assets other than the Collateral or (4) unsecured, such Refinancing Indebtedness is unsecured; and
(D)    shall not include Indebtedness of a non‑Loan Party that refinances Indebtedness of a Loan Party.
(s)    Indebtedness of (x) the Borrower or any Subsidiary incurred to finance a permitted Acquisition or (y) Persons that are acquired by the Borrower or any Subsidiary or merged into the Borrower or a Subsidiary in a permitted Acquisition in accordance with the terms of this Agreement or that is assumed by the Borrower or any Subsidiary in connection with such permitted Acquisition; provided that such Indebtedness under this clause (y) is not incurred in contemplation of such permitted Acquisition; provided further that:
(A)    no Default exists or shall result therefrom;
(B)    any Indebtedness incurred in reliance on clause (x) of this Section 6.14(s) shall not be secured by a Lien and shall not mature or require any payment of principal, in each case, prior to the date which is 91 days after the Term B Termination Date;
(C)    in the case of any Indebtedness incurred in reliance on clause (y) of this Section 6.14(s) the aggregate principal amount of such Indebtedness that is secured by any Lien, together with all Refinancing Indebtedness in respect thereof, shall not exceed $150.0 million; and
(D)    subject to subclause (C) above, immediately prior to, and after giving effect to such permitted Acquisition, at the Borrower’s option either on the date of execution of the related acquisition agreement or on the date such Acquisition is consummated, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22 recomputed as of the last day of the most recently completed period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b);
(t)    Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;
(u)    secured or unsecured notes issued in lieu of Incremental Facilities (such notes, “Incremental Equivalent Debt”); provided that if secured (i) is secured only by the Collateral and on a pari passu or subordinated basis with the Obligations and (ii) is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and provided, further that any such Incremental Equivalent Debt (x) otherwise satisfies clauses (A), (B), (D), (F), (I), (J) and (K) of Section 2.14(a) as if such Incremental

Equivalent Debt were an Incremental Facility and (y) does not exceed the Incremental Cap;
(v)    senior subordinated or subordinated unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith) and provided further, that, after giving effect thereto, (i) the Leverage Ratio does not exceed 5.75:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;
(w)    senior unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith) and provided further that, after giving effect thereto, (i) the Leverage Ratio does not exceed 5.75:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;
(x)    additional secured Indebtedness of the Borrower or any of its Restricted Subsidiaries provided that after giving effect thereto, the Senior Secured Leverage Ratio does not exceed 4.85:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and provided further that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Indebtedness (A) is secured by the Collateral only, (B) if secured on a pari passu basis with the Obligations, consists of notes, (C) otherwise satisfies clauses (A), (B), (D), (F), (I), (J) and (K) of Section 2.14(a) as if such Indebtedness were an Incremental Facility and (D) is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;
(y)    additional Indebtedness of the Borrower or any of its Restricted Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of Indebtedness outstanding under this clause (y), together with any Refinancing Indebtedness incurred under clause (r) above in respect thereof, shall not exceed the greater of $150.0 million and 2.0% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination); and
(z)    all customary premiums (if any), interest (including post‑petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 6.14(a) through 6.14(y) above.
Section 6.15    Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the

Liens described below, the “Permitted Liens”):
(a)    Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.8;
(b)    Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case, incurred in the ordinary course of business;
(c)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 30 days or if more than 30 days over due (i) which could not reasonably be expected to have a Material Adverse Effect or (ii) which are being contested in good faith by appropriate proceedings;
(d)    Liens created by or pursuant to this Agreement and the Collateral Documents;
(e)    Liens on property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.14(d) hereof; provided that no such Lien shall extend to or cover other Property of the Borrower or such Restricted Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;
(f)    Liens assumed in connection with Permitted Acquisitions;
(g)    easements, rights‑of‑way, restrictions, and other similar encumbrances as to the use of real property of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;
(h)    Liens in favor of (i) Fifth Third Bank created pursuant to the Clearing Agreement and/or (ii) one (1) or more financial institutions pursuant to similar sponsorship, clearinghouse and/or settlement arrangements; provided that no Liens permitted under this clause (ii) will extend to cover Property of the Borrower or any Restricted Subsidiary other than that held by the other party to such agreement and the amount of such Lien shall not exceed the amount owed by the Borrower or any Restricted Subsidiary under such agreement;
(i)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(j)    Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;
(k)    any interest or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement;
(l)    licenses and sublicenses of intellectual property granted in the ordinary course of business;
(m)    any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n)    Liens (i) of a collection bank arising under Section 4‑210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;
(o)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.17 to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.16;
(p)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;
(q)    Liens that are contractual rights of set‑off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(r)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(t)    Liens incurred to secure any obligations; provided that the aggregate principal amount of all such obligations secured by such Liens, together with all Refinancing Indebtedness in respect thereof, shall not exceed the greater of $300.0 million and 4.0% of Consolidated Total Assets (measured as of the date such Liens are incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(u)    Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(v)    Liens existing on the Restatement Effective Date and described on Schedule 6.15;
(w)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or concurrently therewith; provided further that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.14(s);
(x)    Liens on property at the time the Borrower or a Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.14(s);

(y)    Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;
(z)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.14 and secured by any Lien referred to in the foregoing clauses (e), (v), (w) and (x); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e), (v), (w) and (x) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(aa)    Liens to secure any Indebtedness permitted by Section 6.14(b) to the extent that the Borrower or any other Loan Party is required to post segregated collateral to any clearing agency in respect of any such Indebtedness as required, or as may be required, by the Commodity Exchange Act, any regulations thereto, or any other applicable legislation or regulations in connection therewith; and
(bb)    Liens to secure (x) Refinancing Indebtedness, (y) Incremental Equivalent Debt and (z) Indebtedness allowed under Section 6.14(x).
Section 6.16    Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale‑leaseback transactions except that this Section shall not prevent:
(a)    the sale and lease of inventory in the ordinary course of business;
(b)    the sale, transfer or other disposition of any Property that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out or is no longer useful in its business;
(c)    the sale, transfer, lease, or other disposition of Property of the Borrower and its Restricted Subsidiaries to one another; provided that the fair market value of any Property in respect of any such sale, transfer, lease, or other disposition made by any Loan Party to any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Loan Party that is merged with and into any Restricted Subsidiary that is not a Loan Party pursuant to a merger permitted by Section 6.16(d) hereof shall not exceed $75.0 million in the aggregate during the term of this Agreement;
(d)    the merger, consolidation or amalgamation of any Restricted Subsidiary with and into the Borrower or any other Restricted Subsidiary; provided that, in the case of any merger or consolidation involving the Borrower, (i) the Borrower is the legal entity surviving the merger or consolidation and (ii) such surviving entity is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia; and provided further that the fair market value of any Loan Party that is merged, consolidated or amalgamated with and into any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Property in respect of any sale, transfer, lease, or other disposition by a Loan Party to a Restricted Subsidiary which is not a Loan Party permitted by Section 6.16(c) hereof shall not exceed $75.0 million in the aggregate during the term of this Agreement;
(e)    the disposition or sale of Cash Equivalents;

(f)    any Restricted Subsidiary may dissolve if the Borrower determines in good faith that such dissolution is in the best interests of the Borrower, such dissolution is not disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of such dissolved Subsidiary, subject in the case of a dissolution of a Loan Party that results in a distribution of assets to a non-Loan Party to the limitations set forth in the provisos in each of clauses (c) and (d) above;
(g)    the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries not more than $50.0 million during any fiscal year of the Borrower;
(h)    the lease, sublease, license (or cross‑license) or sublicense (or cross‑sublicense) of real or personal property in the ordinary course of business;
(i)    the sale, transfer or other disposal of property (including like‑kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
(j)    the sale, transfer or other disposal of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements;
(k)    any transaction permitted by Section 6.17;
(l)    [intentionally omitted];
(m)    the unwinding of any Hedge Agreement;
(n)    the disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (p) (other than this clause (n)) of this Section;
(o)    the sale, transfer or other disposition of Property of the Borrower or any Restricted Subsidiary for fair market value so long as (i) with respect to dispositions in an aggregate amount in excess of the greater of $30.0 million and 0.5% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (provided that, for purposes of the 75.00% cash consideration requirement, (w) the amount of any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposition, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) following the closing of the applicable disposition and (z) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $50.0 million, in each case, shall be deemed to be cash) (i) the Net Cash Proceeds of such disposition are applied in accordance with Section 2.8(c)(ii) and (ii) no Event of Default has occurred and is continuing or would result therefrom;
(p)    the sale, transfer or other disposition of any assets acquired in connection with any acquisition permitted under this Agreement (including any Permitted Acquisition) so long as (i) such disposition is made or contractually committed to be made within three hundred and sixty five (365) days of the date such assets were acquired by the Borrower or such Subsidiary or such later date as the Borrower and the Administrative Agent may agree, (ii) the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with Section 6.22(a) and (iii) with respect to dispositions in an aggregate amount in excess of the greater of $30.0 million and 0.5% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (subject to the exceptions listed in clauses (w) through (z) of Section 6.16(o) above); and
(q)    the sale of the EFT Business; provided that at least 75.00% of the consideration received therefore must be in the form of cash or Cash Equivalents; and provided further that 100.00% of the Net Cash Proceeds therefrom are applied toward the repayment of the Obligations in the manner set forth in Section 2.8(c)(ii) and Section 2.8(c)(vii).
To the extent any Collateral is disposed of as expressly permitted by this Section 6.16 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
Section 6.17    Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make loans or advances to, guarantee any obligations of, or make, retain or have outstanding any investments (whether through purchase of Equity Interests or debt obligations) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “investments”), except that this Section shall not prevent:
(a)    investments constituting receivables created in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of a Person and in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business;
(d)    (i) the Borrower’s equity investments from time to time in its Restricted Subsidiaries, and (ii) investments made from time to time by a Restricted Subsidiary in the Borrower or one (1) or more of its Restricted Subsidiaries; provided that the aggregate amount of any such investments made by any Loan Party in any Restricted Subsidiary which is not a Loan Party plus any intercompany advances by a Loan Party to any Restricted Subsidiary which is not a Loan Party permitted by Section 6.17(e) hereof shall not exceed the greater of $150.0 million and 2.0% of Consolidated Total Assets (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(e)    intercompany advances (including in the form of a guarantee for the benefit of such Person) made from time to time from (i) the Borrower to any one (1) or more Restricted Subsidiaries, (ii) from one (1) or more Restricted Subsidiaries to the Borrower and (iii) from one (1) or more Restricted Subsidiaries to one (1) or more Restricted Subsidiaries; provided that the aggregate amount of any such advances made by a Loan Party to a Restricted Subsidiary that is not a Loan Party plus any equity investments by any Loan Party in any Restricted Subsidiary which is not a Loan Party permitted by Section 6.17(d) hereof shall not exceed the greater of $150.0 million and 2.0% of Consolidated Total Assets (measured as of the date of such advance and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(f)    other investments (including investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries), in each case, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount for all such investments under this clause (f) that, at the time such investment is made, would not exceed the sum of (i) the greater of $75.0 million and 1.0% of Consolidated Total Assets (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) plus (ii) the amount of any returns of capital, dividends or other distributions received in connection with such investment (not to exceed the original amount of the investment);
(g)    loans and advances to officers, directors, employees and consultants of the Borrower (or its direct or indirect parent company) or any of its Restricted Subsidiaries for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business and advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; provided that the aggregate amount of such loan in advance outstanding at any time shall not exceed $10.0 million;
(h)    investments in Hedge Agreements permitted by Section 6.14(a) and (b);
(i)    investments received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;
(j)    investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(k)    guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business;
(l)    the Mercury Acquisition and Permitted Acquisitions;
(m)    investments in Restricted Subsidiaries for the purpose of consummating transactions permitted under Section 6.16(n) or any Permitted Acquisition;
(n)    investments permitted under Sections 6.14, 6.15, 6.16 and 6.18;
(o)    other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed (i) the greater of $225.0 million and 3.0% of Consolidated Total Assets (measured as of the date of such investments, loans or advances and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) plus (ii) the Growth Amount in the aggregate at any one time outstanding;
(p)    investments consisting of consideration received in connection with any disposition or other transfer made in compliance with Section 6.16;
(q)    other investments, loans and advances existing as of the Restatement Effective Date and set forth on Schedule 6.17 (as the same may be renewed, refinanced or extended from time to time);
(r)    investments made by any Restricted Subsidiary that is not a Loan Party to the extent such investments are made with the proceeds received by such Restricted Subsidiary from an investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.17;

(s)    investments the sole consideration for which is Equity Interests of Holdco (or any direct or indirect parent of Holdco) or, following the consummation of a Qualified Public Offering of the Borrower, the Borrower;
(t)    [reserved];
(u)    intercompany advances made by the Borrower or its Restricted Subsidiaries to the Borrower’s direct or indirect parent company to effectuate a Distribution permitted by either (i) Section 6.18(f)(x) or (ii) Section 6.18(m), in each case, in lieu of making a Distribution in such permitted amounts; and
(v)    additional investments by the Borrower or any of its Restricted Subsidiaries; provided that on the date of consummation of such investment or, at the Borrower’s election to the extent such investment is made in connection with an Acquisition, on the date of the signing of any acquisition agreement with respect thereto, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto the Senior Secured Leverage Ratio does not exceed 5.25:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)).
Section 6.18    Restricted Payments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its Equity Interests or any warrants, options, or similar instruments to acquire the same (all the foregoing, “Distributions”); provided, however:
(a)    any Subsidiary of the Borrower may make Distributions to its parent company (and, in the case of any non‑Wholly‑owned Subsidiary, pro rata to its parent companies based on their relative ownership interests in the class of equity receiving such Distribution);
(b)    so long as no Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Distributions, the proceeds of which are used to so redeem, acquire, retire or repurchase and to pay withholding or similar tax payments that are expected to be payable in connection therewith) its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) (or make Distributions to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their equity) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Borrower (or any direct or indirect parent thereof) and its Restricted Subsidiaries, with the proceeds of Distributions from, seriatim, the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Distributions made pursuant to this Section shall not exceed $40.0 million in any fiscal year; provided further that (x) such amount, if not so expended in the fiscal year for which it is permitted, may be carried forward for Distributions in the next two (2) fiscal years and (y) Distributions made pursuant to this clause (b) during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided above, second in respect of amounts carried over from the fiscal year two (2) years prior to such date pursuant to clause (x) above and third in respect of amounts carried over from the immediately preceding fiscal year prior to such date pursuant to clause (x) above;
(c)    the Borrower may repurchase Equity Interests (or pay Distributions to permit any direct or indirect parent to repurchase Equity Interests) upon exercise of options or warrants if such Equity Interest represents all or a portion of the exercise price of such options or warrants;

(d)    the Borrower may pay Distributions, the proceeds of which shall be used to allow any direct or indirect parent of Borrower to pay (A)(w) its operating expenses incurred in the ordinary course of business, (x) other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, (y) fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful) and (z) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof), in each case under this clause (A) that are attributable to the ownership and operations of the Borrower and its Restricted Subsidiaries and (B) other operating expenses and corporate overhead costs and expenses in an aggregate amount not to exceed $6.0 million in any fiscal year of the Borrower;
(e)    the Borrower may make Distributions to Holdco in an amount sufficient to permit Holdco to make the Quarterly Distributions in the amount set forth in the Holdco LLC Agreement;
(f)    the Borrower may make Distributions in an aggregate amount not to exceed (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22; provided that clauses (A) and (B) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (A) and (B), the greater of $300.0 million and 4.0% of Consolidated Total Assets (measured as of the date of such Distribution and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) minus any amounts of intercompany advances pursuant to Section 6.17(u) pertaining to this clause (f)(x) plus (y) the Growth Amount at the time such Distribution is made (so long as in the case of any Distributions made in reliance on clause (a)(i) of the definition of Growth Amount (i) no Default or Event of Default has occurred, is continuing or would result therefrom and (ii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is in compliance with the applicable Leverage Ratio set forth in Section 6.22; provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii));
(g)    the Borrower may make Distributions to (i) redeem, repurchase, retire or otherwise acquire any (A) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) Equity Interests of any direct or indirect parent company of the Borrower, in the case of each of subclause (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or any Subsidiary (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;
(h)    Distributions the proceeds of which will be used to make cash payments in lieu of issuing fractional Equity Interests in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower (or its direct or indirect parent) in an amount not to exceed $0.2 million in any fiscal year;
(i)    to the extent constituting a Distribution, transactions permitted by Section 6.11 and 6.16;
(j)    Distributions by the Borrower (or to any direct or indirect parent to fund a Distribution) of up to 6% of the net cash proceeds received by (or contributed to the capital of) the Borrower in or from any Qualified Public Offering;
(k)    the Borrower may make payments in connection with the Tax Receivable Agreements; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom (provided that, notwithstanding the occurrence of an Event of Default, such payments shall be authorized if either (x) the Termination Date has occurred or (y) the Required Lenders shall have waived such Event of Default) and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22;
(l)    Distributions to Holdco or any direct or indirect parent thereof to fund payments required under any arrangements, agreements or plans in respect of any Distributions permitted under Section 6.18(b), (c) and (h) or withholding obligations in respect of any Distributions permitted hereunder;
(m)    the Borrower may make payments in connection with any tax receivable agreement with terms similar to those under the Mercury TRA that are entered into by Vantiv, Holdco, the Borrower or any of its Restricted Subsidiaries and the sellers with respect to any permitted Acquisition entered into by the Borrower or any of its Restricted Subsidiaries after the Restatement Effective Date; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom (provided that, notwithstanding the occurrence of an Event of Default, such payments shall be authorized if either (x) the Termination Date has occurred or (y) the Required Lenders shall have waived such Event of Default) and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22;
(n)    so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Senior Secured Leverage Ratio does not exceed 4.80:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) after giving effect thereto, the Borrower may make additional Distributions; provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii); and
(o)    Distributions in connection with Share Repurchases in an aggregate amount not to exceed $200.0 million.
Section 6.19    Limitation on Restrictions. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other Equity Interests owned by the Borrower or any other Restricted Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (c) make loans or advances to the Borrower or any other Restricted Subsidiary, (d) transfer any of its Property to the Borrower or any other Restricted Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, except for, in each case:
(a)    restrictions and conditions imposed by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by subclause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;
(b)    customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided that such restrictions and conditions apply only to the Person or property that is to be sold;
(c)    restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its Subsidiaries or, in the case of secured Indebtedness, the property or assets intended to secure such Indebtedness;

(d)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;
(e)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.17 and applicable solely to such joint venture entered into in the ordinary course of business;
(f)    restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;
(g)    secured Indebtedness otherwise permitted to be incurred under Sections 6.14 and 6.15 that limit the right of the obligor to dispose of the assets securing such Indebtedness; and
(h)    any encumbrances or restrictions of the types referred to in clauses (a) through (f) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.20    Optional Payments of Certain Indebtedness; Modifications of Certain Indebtedness and Organizational Documents. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to:
(a)    directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease (such actions, a “Restricted Debt Payment”) the principal amount of any Indebtedness (other than intercompany Indebtedness) expressly subordinated to the Loans in an aggregate principal amount in excess of $50.0 million, except (i) in connection with the incurrence of Refinancing Indebtedness, (ii) in connection with a conversion or exchange of such Indebtedness to, or for, as applicable, Equity Interests of Holdco (or any direct or indirect parent of Holdco) or the Borrower (other than Disqualified Equity Interests), (iii) payments as part of an “applicable high yield discount obligation” catch-up payment, (iv) Restricted Debt Payments in an aggregate amount up to (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22, the greater of $75.0 million and 1.0% of Consolidated Total Assets (measured as of the date of such payment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) plus (y) the Growth Amount (so long as in the case of any Restricted Debt Payment made in reliance of clause (a)(i) of the definition of Growth Amount (i) no Default or Event of Default has occurred, is continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22 recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) and (v) Restricted Debt Payments so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Senior Secured Leverage Ratio does not exceed 5.00:1.00 (in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)); or
(b)    amend, modify, or otherwise change in any manner any of the terms of (i) the documentation governing any subordinated Indebtedness (other than intercompany Indebtedness), Indebtedness secured by junior Liens or unsecured Indebtedness in an aggregate principal amount in excess of $50.0 million or (ii) the charter documents of the Borrower or such Restricted Subsidiary, except, in the case of each of clauses (i) and (ii) if the effect of any such amendment, modification or change is not materially adverse to the interests of the Lenders.
Section 6.21    OFAC. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
Section 6.22    Financial Covenants. Solely with respect to the Revolving Facility and the Term A Facilities:
(a)    Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the Leverage Ratio to be greater than:

From and Including	To and Including	The Leverage Ratio Shall Not Be Greater Than:
September 30, 2014	March 31, 2015	6.50 to 1.00
June 30, 2015	September 30, 2016	6.25 to 1.00
December 31, 2016	September 30, 2017	5.50 to 1.00
December 31, 2017	September 30, 2018	4.75 to 1.00
December 31, 2018	All times thereafter	4.25 to 1.00
(b)    Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the ratio of Consolidated EBITDA for the four (4) fiscal quarters of the Borrower then ended (provided that, if Consolidated EBITDA for such period is less than $1, then for purposes of this covenant Consolidated EBITDA shall be deemed to be $1) to Interest Expense for the same four (4) fiscal quarters then ended to be less than:

FROM AND INCLUDING	TO AND INCLUDING	THE INTEREST COVERAGE RATIO SHALL NOT BE LESS THAN:
September 30, 2014	All times thereafter	4.00 to 1.00
(c)    Pro Forma Compliance. Compliance with the financial covenants set forth in clauses (a) and (b) above shall always be calculated on a Pro Forma Basis.
Section 6.23    Maintenance of Ratings. The Borrower shall use its commercially reasonable efforts to maintain a (i) long-term public credit rating of the Borrower and (ii) a credit rating for the Facilities, in each case, from both S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such rating agency.
Section 6.24    Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Restatement Effective Date specified in Schedule 6.24 (or such later date as the Administrative Agent may agree to), the Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.24.
ARTICLE 7.    Events of Default and Remedies.
Section 7.1    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or Reimbursement Obligation or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days;
(b)    default in the observance or performance of any covenant set forth in Sections 6.1(f), 6.5 (with respect to the Borrower), 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20 or 6.22 hereof; provided that in respect of Section 6.1(f), the delivery of a notice of default at any time will cure such Event of Default arising from the failure to timely deliver such notice of default; provided further that no breach or default by the Borrower under Section 6.22 shall constitute an Event of Default with respect to the Term B Facility, unless and until the Required RC/TLA Lenders have accelerated the Revolving Loans and/or Term A Loans and/or terminated the Revolving Commitments in an aggregate amount in excess of $100.0 million or, if less, in an aggregate amount equal to the remaining Revolving Commitments outstanding at such time;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Borrower by the Administrative Agent;
(d)    any representation or warranty made or deemed made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect (or in all respects, if qualified by a materiality threshold) as of the date of the issuance or making thereof;
(e)    any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent), or any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof (other than as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent), or any Loan Party terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder;
(f)    default shall occur under any Material Indebtedness, or under any indenture, agreement or other instrument under which the same may be issued, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity, or the principal or interest under any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any;
(g)    any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Restricted Subsidiaries, or against any of its Property, in an aggregate amount in excess of $100.0 million (except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;
(h)    a Reportable Event shall have occurred which could reasonably be expected to result in a Material Adverse Effect; the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $100.0 million which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100.0 million (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Restricted Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)    any Change of Control shall occur;
(j)    Holdco, the Borrower or any of its Restricted Subsidiaries shall (i)  have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;
(k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Holdco, the Borrower or any of its Restricted Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against Holdco, the Borrower or any Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or
(l)    the Liens securing the obligations under any subordinated or junior secured Material Indebtedness, shall cease, for any reason, to be validly subordinated to the Liens securing the Obligations, or any Loan Party shall assert in writing any of the foregoing.
Section 7.2    Non Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under each or any Letter of Credit, whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3    Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Revolving Credit Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under all outstanding Letters of Credit, whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
Section 7.4    Collateral for Undrawn Letters of Credit. If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(c)(iv) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
(b)    All amounts prepaid pursuant to clause (a) above shall be held by the Administrative Agent in one (1) or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations in respect of any Letter of Credit. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one (1) year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders in respect of any Letter of Credit; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in clause (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.
Section 7.5    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.
Section 7.6    Equity Cure. Notwithstanding anything to the contrary contained in this ARTICLE 7, in the event that the Borrower fails to comply with the requirements of Section 6.22 as of the end of any relevant fiscal quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 15 days after the date the Compliance Certificate is required to be delivered pursuant to Section 6.1(e) for such fiscal quarter) to issue common Equity Interests for cash or otherwise receive cash contributions to its common equity (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.22 shall be recalculated giving effect to the following pro forma adjustment: Consolidated EBITDA shall be increased (notwithstanding the absence of an addback in the definition of “Consolidated EBITDA”), solely for the purposes of determining compliance with Section 6.22 hereof, including determining compliance with Section 6.22 hereof as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.22 shall be satisfied, then the requirements of Section 6.22 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.22 that had occurred shall be deemed cured for the purposes of this Agreement.
Notwithstanding anything herein to the contrary, (v) in each four (4) consecutive fiscal quarter period of the

Borrower there shall be no more than two (2) fiscal quarters (which may be consecutive) in which the Cure Right is exercised, (w) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (x) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.22, (y) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th day following the date of delivery of the Compliance Certificate under Section 6.1(e) to which such Notice of Intent to Cure relates, none of the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Credit Commitments and neither the Administrative Agent nor any other Lender or secured party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.22 and (z) the Cure Amount received pursuant to any exercise of the Cure Right shall be counted only as Consolidated EBITDA and solely for the purpose of compliance with Section 6.22 and shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any available basket (in reliance upon the Available Amount, Growth Amount or otherwise) under this Agreement.
ARTICLE 8.    Change in Circumstances and Contingencies.
Section 8.1    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, but excluding any loss of margin) as a result of:
(a)    any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(b)    any failure (because of a failure to meet the conditions of ARTICLE 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan that is a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof,
(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(d)    any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, within ten (10) days after the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.
Section 8.2    Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby with respect to such Eurodollar Loans, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Such Lender may require that such affected Eurodollar Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

Section 8.3    Reserved.
Section 8.4    Yield Protection. If, on or after the Original Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:
(viii)    shall subject any Lender (or its Lending Office) to any Taxes (other than net income Taxes (including branch profits Taxes), franchise Taxes and other similar Taxes), with respect to its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein (other than Taxes subject to Section 10.1(a)); or
(ix)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction to the extent that such Lender requests indemnification for any such costs or losses from the Borrower within one hundred and eighty (180) days of such Lender’s incurrence thereof.
(b)    If, after the Original Closing Date, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction to the extent that such Lender requests compensation for such amounts within one hundred and eighty (180) days of such Lender’s incurrence thereof.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented (but solely to the extent the relevant increased costs or loss of yield would otherwise have been subject to compensation by the Borrower under the applicable increased cost provisions).
(d)    A Lender claiming compensation under this Section 8.4 shall only be entitled to reimbursement by the Borrower (i) if such Lender has delivered to Borrower a certificate claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder at the time of such demand, which shall be conclusive absent manifest error (it being understood that in determining such amount, such Lender may use any reasonable averaging and attribution methods) and (ii) to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed.
Section 8.5    Substitution of Lenders. In the event that (a) the Borrower receives a claim from any Lender for compensation under Section 8.4, Section 10.1 or Section 10.4 hereof, (b) the Borrower receives a notice from any Lender of any illegality pursuant to Section 8.2 hereof, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring the consent of all Lenders or each Lender directly affected thereby, and as to which the Required Lenders or a majority of all Lenders directly affected thereby have otherwise consented (any such Lender referred to in clause (d) above being hereinafter referred to as a “Non-Consenting Lender” and any Non-Consenting Lender and any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Revolving Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (B) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and, in the case of any Revolving Credit Commitment, the L/C Issuer, which consents shall not be unreasonably withheld or delayed, to such assignment, (C) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned and any premium owing to such Affected Lender under Section 2.8(a)(ii)) other than principal, interest and fees owing to it hereunder, (D) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.10 owing to such replaced Lender prior to the date of replacement, (E) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof and (F) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Affected Lender, or (ii) terminate the Revolving Credit Commitment of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date. Each party hereto agrees that an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Affected Lender required to make such assignment need not be a party thereto.
Section 8.6    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.
ARTICLE 9.    The Administrative Agent.
Section 9.1    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as the Administrative Agent and Collateral Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers, rights and remedies under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in the Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein and therein. The provisions of this ARTICLE 9 are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than to the extent provided in Sections 9.1, 9.3, 9.7, 9.11 and 9.12). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdco, Borrower or any of its Subsidiaries, other than as provided in Section 10.10(c) with respect to the maintenance of the Register.
Section 9.2    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in ARTICLE 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.
Section 9.3    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
Section 9.4    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5    Liability of Administrative Agent; Credit Decision; Delegation of Duties. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper party or parties, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdco, the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of it acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11). In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty, representation or recital made in connection with this Agreement, any other Loan Document or any Credit Extension, or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or any Credit Extension or the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in ARTICLE 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the execution, validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys‑in‑fact selected with reasonable care. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges, represents and warrants that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(e)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent (and not otherwise reasonably objected to by the Borrower within 10 days after notice of such appointment). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.5 and of Section 9.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 9.6    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify the Administrative Agent, to the extent that the Administrative Agent has not been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable share thereof, in accordance with such Lender’s respective Percentage; and provided further that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.
Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days written notice thereof to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten (10) days’ notice to the Borrower, the Lenders and the Administrative Agent, remove the Administrative Agent (such retiring or replaced Administrative Agent, the “Departing Administrative Agent”). The Administrative Agent shall have the right to appoint a financial institution (which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1 billion) to act as Administrative Agent and/or

Collateral Agent hereunder, with the written consent of the Borrower and the Required Lenders (not to be unreasonably withheld), and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon the written consent of the Borrower (not to be unreasonably withheld), to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Departing Administrative Agent and the Departing Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such Departing Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of JPMorgan Chase Bank, N.A. or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of JPMorgan Chase Bank, N.A. or its successor as Collateral Agent. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this ARTICLE 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent of all purposes hereunder.
Section 9.8    L/C Issuer. The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this ARTICLE 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this ARTICLE 9, included the L/C Issuer with respect to such acts or omissions (it being understood and agreed that for purposes of this Section 9.8, all references to “Lenders” in this ARTICLE 9 shall be deemed to be references to “Revolving Lenders”) and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.
Section 9.9    Hedging Liability and Funds Transfer Liability and Deposit Account Liability Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral as more fully set forth in Section 2.9 and ARTICLE 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10    No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Arrangers, Co-Syndication Agents, Co-Documentation Agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a L/C Issuer or Swing Line Lender hereunder.
Section 9.11    Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each Secured Party to be the agent for and representative of the Secured Parties and to execute and deliver the Collateral Documents and Guaranty on behalf of and for the benefit of the Secured Parties and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent or Collateral Agent, as applicable considers appropriate; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any other holder of Obligations with respect to any Hedge Agreement or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations. The Administrative Agent shall not (except as expressly provided in Section 10.11) amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.
Section 9.12    Authorization to Release Liens, Etc. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders (and shall, upon the written request of the Borrower) to (and to execute any documents or instruments necessary to):
(ii)    release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition that is permitted by this Agreement or that has been consented to in accordance with Section 10.11;
(E)    upon the Termination Date, release the Borrower and each of the Guarantors from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement) and any Liens covering any of their Property with respect thereto; and
(F)    release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted by this Agreement and the Liens on such Obligations shall be automatically released;
(iii)    at the request of the Borrower, to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Sections 6.15(e), (w) or (x) or, with respect to the replacement of Liens, permitted by Sections 6.15(e), (w) or (x);
(iv)    enter into any intercreditor arrangements contemplated by Sections 2.14, 2.15, 6.13, 6.14, and/or 6.15 that will allow additional secured debt that is permitted under the Loan Documents to be secured by a lien on the Collateral on a pari passu or junior basis with the Obligations. The terms of such intercreditor arrangements shall be customary and reasonably acceptable to the Administrative Agent and the

Borrower.
ARTICLE 10.    MISCELLANEOUS.
Section 10.1    Withholding Taxes.
(c)    Payments Free of Withholding. Except as otherwise required by law and subject to Section 10.1(d) hereof, each payment by or on behalf of any Loan Party under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any Taxes (other than Connection Taxes). If any such withholding is so required, such withholding or deduction shall be made, the amount withheld shall be paid to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and the relevant Loan Party shall pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such Taxes (including such Taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any Indemnified Taxes, the Borrower shall reimburse the Administrative Agent or such Lender for that payment in the currency in which such payment was made whether or not such amounts were correctly or legally imposed promptly following the date the Lender or the Administrative Agent makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Notwithstanding the foregoing, a Loan Party shall not be required to pay any additional amounts or reimburse any Lender or the Administrative Agent with respect to any Taxes (i) that, except as provided in Section 10.1(d), are attributable to a Lender’s failure to comply with the requirements of Section 10.1(b), (ii) that are United States federal withholding Taxes imposed on amounts payable to a Lender or Administrative Agent at the time such Lender or Administrative Agent becomes a party to this Agreement (or, if such Lender or Administrative Agent was a party to the Original Credit Agreement immediately prior to the date of this Agreement, at the time such Lender or Administrative Agent became a party to the Original Credit Agreement), except to the extent such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts or reimbursement under this Section 10.1(a), (iii) that are attributable to a Lender or the Administrative Agent designating a successor lending office at which it maintains its Obligations other than at the request of the applicable Loan Party and except to the extent such Lender or the Administrative Agent was entitled, at the time of the successor lending office is designated, to receive additional amounts from the applicable Loan Party with respect to such Taxes pursuant to this clause, or (iv) imposed due to a failure by any Lender, the Administrative Agent or any foreign financial institution through which payments under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of any Lender or Administrative Agent or any foreign financial institution through which payments under this Agreement are made if such compliance is required by Sections 1471-1474 of the Code or any Treasury Regulation promulgated or Revenue Ruling, Revenue Procedure, or Notice issued by the IRS thereunder or any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (“FATCA”) as a precondition to relief or exemption from such Taxes (such Taxes described in clauses (i) through (iv), together with Connection taxes, “Excluded Taxes”). After any payment of Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1, such Loan Party shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this Section 10.1(b).
(e)    U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent (x) on or before the Original Closing Date or, if later, the date such financial institution becomes a Lender hereunder, (y) on or prior to the date 60 days after written notice from Borrower that such form or certificate shall expire or become obsolete other than in connection with an event described in (z), and (z) after the occurrence of any event within such Lender’s control requiring a change in the most recent form of certification previously delivered by it, two (2) duly completed and signed originals of (i) IRS Form W‑8BEN or IRS Form W‑8BEN‑E (relating to such Lender and entitling it to a complete exemption from, or a reduced rate of, withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations), Form W‑8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W‑8IMY (relating to entities acting as intermediaries), together with any applicable underlying IRS forms, or any successor forms, (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, IRS Form W‑8BEN or IRS Form W‑8BEN‑E, or any successor form prescribed by the IRS, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten‑percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any other applicable document prescribed by the Applicable Law certifying as to the entitlement of such Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Lender under the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall (A) on or prior to the Original Closing Date or, if later, the date such financial institution becomes a Lender hereunder, (B) on or prior to the date 60 days after written notice from Borrower that such form or certification shall expire or become obsolete other than in connection with an event described in (C), (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) and (D) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two (2) duly completed and signed originals of Form W‑9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Thereafter and from time to time, each Lender, within 60 days of Borrower’s written request, shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such other forms and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then‑current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)    Inability of Lender to Submit Forms. If as a result of any change in Applicable Law, regulation or treaty, or in any official application or interpretation thereof applicable to the payments made by or on behalf of any

Loan Party or by the Administrative Agent under any Loan Document or any change in an income tax treaty applicable to any Lender, any Lender is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (c) of this Section 10.1 or such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. For the avoidance of doubt, the enactment of final Treasury Regulations promulgated under FATCA shall not be deemed to be a change in Applicable Law for the purposes of this Agreement.
(g)    Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.1 or Section 10.4, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out‑of‑pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority) with respect to such refund; provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(h)    Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Applicable Laws) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Notwithstanding any provision of this Section 10.1 to the contrary, no Lender may make a claim for the payment of additional amounts under this Section 10.1 unless the applicable Lender is also generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed.
(i)    Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.
Section 10.2    No Waiver; Cumulative Remedies; Collective Action. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2, Section 7.3 and Section 7.4 for the benefit of all the Lenders and the L/C Issuer, and each Lender and the L/C Issuer hereby agree with each other Lender and the L/C Issuer, as applicable, that no Lender shall (and the L/C Issuer shall not) take any action to protect or enforce its rights under this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other

Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law.
Section 10.3    Non‑Business Days. Except as otherwise provided herein, if any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 10.4    Documentary Taxes. The Borrower agrees to pay within ten (10) days after written demand therefor any documentary, stamp, excise, property or similar Taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such Taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder (“Other Taxes”).
Section 10.5    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made until the Termination Date.
Section 10.6    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
Section 10.7    Sharing of Set‑Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set‑off or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10 or as provided in or contemplated by Sections 2.14, 2.15 or 10.11(d)), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.
Section 10.8    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Borrower:    to the Administrative Agent:
Vantiv, LLC    JPMorgan Chase Bank, N.A.
8500 Governors Hill Drive    500 Stanton Christiana Rd Ops 2
Symmes Township, Ohio 45249    Newark, DE 19713
Attention: Mark Heimbouch    Attention: Brian Lunger
Telephone: 513-900-5100    Telephone: 302-634-3103
Facsimile: 513-900-5206    Facsimile: 302-634-3301
Email: mark.heimbouch@vantiv.com    Email:    Brian.x.lunger@jpmorgan.com

With a copy of any notice of any
Default or Event of Default (which shall
not constitute notice to the Borrower) to:
Sidley Austin, LLP
2001 Ross Avenue, Suite 3600
Dallas, Texas 75201
Attention: Kelly M. Dybala
Telephone: (214) 981-3426
Facsimile: (214) 981-3400
Email: kdybala@sidley.com
Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to ARTICLE 2 hereof shall be effective only upon receipt.
Section 10.9    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 10.10    Successors and Assigns; Assignments and Participations.
(b)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)    Assignments by Lenders.
(ii)    Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it.
(iii)    Assignments shall be subject to the following additional conditions:
(G)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of the Revolving Facility, or less than $1.0 million, in the case of any assignment in respect of the Term Facility (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor and/or two (2) or more lenders that are Affiliates) unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
(H)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility or the Revolving Credit Commitment assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non‑pro rata basis;
(I)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(J)    the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 10.1(b) prior to the assignment and shall not be entitled to any additional amounts or indemnification of Taxes under Section 10.1 in excess of the amounts that would be paid to its assignor.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4, 10.1(a) and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be void ab initio. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, not withstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by the Borrower of any Loans and/or Revolving Credit Commitments the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrower have any rights of a Lender under this Agreement or any other Loan Document.
(d)    Register. (ii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error or except to the extent an assignment has been recorded therein which assignment does not comply with Section 10.10(b), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided that in the event any assignment contemplated by clause (b) above is not effected in accordance with the requirements of that Section, nothing in the Register to the contrary shall override the nullity of such assignment as provided pursuant to clause (b) above. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.
(iii)    The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person or a Prohibited Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 10.11 Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4(b) and 10.1(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender.
Each Lender that sells a participation pursuant to this Section 10.10(d), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 10.1(a) or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall not be entitled to the benefits of Section 10.1(a) or Section 10.4 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 10.1(c) and (d) as though it were a Lender.
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Prohibited Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such lender, and this Section 10.10 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Ohio Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(i)    Any Lender may elect to, but is not obligated to elect to, at any time, assign all or a portion of its rights and obligations in respect of the Term Loans to (i)  any Non-Debt Fund Affiliate and/or (ii) Holdco and/or any Subsidiary of Holdco (each of the Persons identified in clauses (a) and (b), an “Affiliated Lender”) on a non pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis and/or (y) open market purchases (but with respect to open market purchases made by Holdco or any Subsidiary of Holdco, solely with respect to Term B Loans), subject to the following limitations:
(ii)    in connection with any purchase by or assignment to Holdco or any Subsidiary of Holdco, such Affiliated Lender shall either (x) make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information (“MNPI”) with respect to Holdco, the Borrower, its Subsidiaries or their respective securities that (A) has not been disclosed to the assigning Lender prior to such date and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender, as the case may be (in each case, other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower, its Subsidiaries or their respective securities) or (y) disclose to the assigning Lender of such Term Loan that it cannot make such representation;
(iii)    all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any action and, in connection with any bankruptcy, insolvency or reorganization proceeding of the Borrower or any other Loan Party, each Affiliated Lender shall vote in any such proceeding with respect to the Term Loans held by it in the same proportion and allocation with respect any matter thereunder as the Lenders that are not Affiliated Lenders so long as such Affiliated Lender, in its capacity as a Lender, is treated in connection therewith on the same or better terms as the other Lenders upon the resolution of such proceeding;
(iv)    (A) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 10.10(h) and held at any one time by Affiliated Lenders may not exceed 19.0% of the outstanding principal amount of all Term Loans plus the outstanding principal amount of all term loans made pursuant to a Term Commitment Increase and (B) in addition to amounts permitted by clause (A) above, the aggregate principal of Term Loans purchased by assignment pursuant to this Section 10.10(h) and held at any one time by Affiliated Lenders (other than Fifth Third Bank) may not exceed 10.00% of the outstanding principal amount of all Term Loans plus the outstanding principal amount of all term loans made pursuant to a Term Commitment Increase;
(v)    Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the receipt of notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Revolving Credit Commitments required to be delivered to Lenders pursuant to ARTICLE 2;
(vi)    No Affiliated Lender shall take any action in any bankruptcy, insolvency or reorganization proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent or Collateral Agent or the taking of any action by a third party that is supported by the Administrative Agent or Collateral Agent (including, without limitation, voting on any plan of reorganization, liquidation or similar scheme) so long as such Affiliated Lender is treated in connection therewith on the same or better terms as the other Lenders upon the resolution of such proceeding;
(vii)    in the case of any purchase by or assignment to Holdco, the Borrower or any of its Subsidiaries, (A) the Revolving Facility shall not be utilized to fund the purchase or assignment, (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of any bids in any Dutch Auction or the consummation of any open market purchase, as applicable, and (C) other than in connection with a buyback under pursuant to Section 10.10(i) below, any Term Loans purchased by Holdco or its Subsidiaries shall be immediately cancelled (provided that neither Holdco nor its Subsidiaries may increase the amount of Consolidated EBITDA by any non-cash gains associated with such cancellation of debt).
It is understood and agreed that the limitations set forth in clauses (ii), (iii), (iv) and (v) above shall be applicable to and in respect of any Affiliated Lender that is a party to this agreement whether such Lender is a party hereto on the Original Closing Date, becomes a Lender as a result of assignment pursuant to this Section 10.10(h) or otherwise and shall only be applicable with respect to the Term Loans that are held by such Affiliated Lender while such Term Loans are held by such Affiliated Lender.
Notwithstanding anything to the contrary contained in the foregoing, (a) any Non-Debt Fund Affiliate may (but shall not be required to) contribute any Term Loans so purchased under this Section 10.10(h) to Holdco or any of its Subsidiaries for purposes of cancellation of such debt, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby pursuant to subclauses (A) or (B) of Section 10.11(a) and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same Class or that would deprive such Affiliated Lender of its pro rata share of any payment to which it is entitled.
In addition, Term Loans and/or Revolving Credit Commitments may be purchased by and assigned to any Debt Fund Affiliate on a non-pro rata basis through (a) Dutch Auctions open to all Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases. The limitations under clauses (i) through (iv) above shall not apply to any such purchase by a Debt Fund Affiliate, and each Lender shall be permitted to assign all or a portion of such Lender’s Term Loans and/or Revolving Commitments to any Debt Fund Affiliate without regard to such foregoing provisions; provided that for purposes of calculating whether the Required Lenders have taken any action, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waived other action.
(j)    Prohibited Lenders. If any assignment or participation under this Section 10.10 is made (or attempted to be made) (i) to a Prohibited Lender or any Affiliate of a Prohibited Lender, in each case without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 10.10 and such consent shall have not been obtained or deemed to have been obtained, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Loan, to be applied to such participation), (B) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans, or (C) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in L/C Disbursements and Swing Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 8.1 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 10.10 (provided that no registration and processing fee referred to in this Section 10.10 shall be owing in connection with any assignment pursuant to this clause). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 10.10(i). Nothing in this Section 10.10(i) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Section 10.10(a), 10.10(d) or Section 10.10(f) insofar as such Sections relate to any assignment, participation or pledge to a Prohibited Lender or an Affiliate of a Prohibited Lender without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.10(i) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. The Borrower will make the list of Prohibited Lenders available to any Lender upon its request.
(k)    If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.11 (with such replacement, if applicable, deemed to have been made pursuant to Section 10.11(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment by the Borrower of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.13(b) to the extent demanded in writing prior to the date of such assignment. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit G and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (j) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
Section 10.11    Amendments. Except as provided in Section 2.14 with respect to any Incremental Facility, Section 2.15 with respect to any Extension and Section 10.11(d) with respect to any Replacement Term Loans or Replacement Revolving Facility, no provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders, (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (iv) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer; provided that:

(K)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Revolving Credit Commitment or extend the expiry date of any such Revolving Credit Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Revolving Credit Commitment), (ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of any Loan or of any Reimbursement Obligation or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;
(L)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definition of Required Lenders in a manner that reduces the voting percentages set forth therein, change the provisions of this Section 10.11, release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) or all or substantially all of the value of the guarantees provided by the Guarantors (except as expressly provided in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or sharing of Collateral among the Lenders (except in connection with any transaction permitted by the last paragraph of this Section 10.11(a) or Section 10.10(h)); and
(M)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or otherwise modify Section 2.8 or any other provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered).
Notwithstanding anything to the contrary herein, (a) except as set forth in clauses (A)(i) and A(ii) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.8(d), 2.14, 2.15, 10.10(i) or (j) or 10.11(d); (c) guarantees, collateral security documents and related documents and related documents executed by Holdco or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local law or advice of local counsel, (ii) cure ambiguities, omissions, mistakes or defects or (iii) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; (d) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required

Lenders stating that the Required Lenders object to such amendment and (e) any agreement of the Required Lenders to forbear (and/or direction to the Administrative Agent to forbear) from exercising any of their rights and remedies upon a Default or Event of Default shall be effective without the consent of the Administrative Agent or any other Lender.
Notwithstanding the foregoing, only the consent of the Required RC/TLA Lenders shall be required in respect of amendments, modifications or waivers of the financial covenants set forth in Section 6.22 (or any component definition thereof to the extent applicable thereto) and any such amendment, modification or waiver may be made without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders).
In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Term Lenders, the Required Revolving Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.
(b)    [Intentionally Omitted].
(c)    Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Revolving Credit Commitments.
(d)    Notwithstanding the foregoing, this Agreement may be amended
(ii)    with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or Incremental Term Loans (such Loans, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”); provided that (A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (B) the terms of Replacement Term Loans are not (excluding pricing, fees, rate floors, premiums, optional prepayment or redemption terms and maturity date), taken as a whole, materially more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Final Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)), (C) such Replacement Term Loans have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing and (D) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 10.10 with respect to an assignment of Loans or Commitments in respect of the applicable Facility to such Person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any Person that would be an Eligible Assignee (other than to any Prohibited Lender or any natural person) may provide such Replacement Term Loans and
(iii)    with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing,

replacement or modification of all or any portion of the Revolving Facility or any Incremental Revolving Facility (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (A) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (B) the terms of any such Replacement Revolving Facility are (excluding pricing, fees, rate floors, premiums, optional prepayment or redemption terms and maturity date) not, taken as a whole, materially more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the Final Revolving Termination Date (in each case, as of the date of incurrence of such Replacement Revolving Facility)), (C) the Loan under such Replacement Revolving Facility have a final maturity date equal to or later than the final maturity date of such loans under the Replaced Revolving Facility at the time of such refinancing and (D) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 10.10 with respect to an assignment of Loans or Commitments in respect of the Revolving Facility to such Person, the consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which consent shall not be unreasonably withheld), any additional bank, financial institution or other entity may provide such Replacement Revolving Facility;
provided further that, in respect of each of clauses (i) and (ii) above, (A) any Non-Debt Fund Affiliate shall (x) be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 10.10 as if such Replacement Term Loans were Term Loans and (y) except for Fifth Third Bank, not provide any Replacement Revolving Facility and (B) any Debt Fund Affiliate shall be permitted to provide any Replacement Term Loans or Replacement Revolving Facility (subject, in the case of any Replacement Revolving Facility to consent of the Administrative Agent, the Swing Line Lender and the Issuing Lender (which consent shall not be unreasonably withheld)), it being understood that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 10.10 as if such Replacement Term Loans were Term Loans and the commitments and loans in respect of such Replacement Revolving Facility were Revolving Facility Commitments and Revolving Facility Loans, respectively.
Section 10.12    Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 10.13    Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and documented out‑of‑pocket costs and expenses (on the Restatement Effective Date or within thirty (30) days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) of (i) the Administrative Agent and Arrangers in connection with the syndication of the Facilities and the preparation, execution, delivery and administration of the Loan Documents, (ii) the Administrative Agent in connection with any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches and (iii) the Administrative Agent and the Lenders (within thirty (30) days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request) in connection with the enforcement of the Loan Documents.
(b)    The Borrower further agrees to indemnify the Administrative Agent in its capacity as such, each Arranger and each Lender, their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing against all Damages (including, without limitation, reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document, any of the transactions contemplated thereby, the Facilities, the syndication of the Facilities, the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit or the Transactions, other than those which (i) arise from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, advisors, agents and Affiliates), in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) arise out of any dispute solely among indemnified persons (other than in connection with any agent or arranger acting in its capacity as the Administrative Agent, a Joint Lead Arranger or an Arranger or any other agent, co-agent, arranger or similar role, in each case in their respective capacities as such, or in connection with any syndication activities) that did not arise out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. No indemnified person and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Original Closing Date); provided that nothing in this sentence shall limit any Loan Party’s indemnity and reimbursement obligations to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the indemnified persons with respect to which the applicable indemnified person is entitled to indemnification as set forth in the immediately preceding sentence. No indemnified person nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such indemnified person (or any of its respective directors, officers, employees, advisors, agents and Affiliates) or such other party hereto, as applicable, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.
(c)    Notwithstanding any of the foregoing clauses (a) or (b) to the contrary, in no event shall the Borrower be obligated to pay for the legal expenses or fees of more than one (1) firm of outside counsel (and shall not be obligated to pay for any in‑house counsel) and, if reasonably necessary, one (1) local counsel and one (1) regulatory counsel in any relevant material jurisdiction, to the Administrative Agent, or the Administrative Agent, the Arrangers and the Lenders, taken as a whole, as the case may be, except, solely in the case of a conflict of interest under clauses (a)(iii) or (b) above, one (1) additional counsel to the affected persons similarly situated, taken as a whole. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
Section 10.14    Set‑off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, but subject to Section 10.2, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set‑off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such set‑off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set‑off and application.
Section 10.15    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 10.16    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed by and interpreted in accordance with, the law of the State of New York; provided, that notwithstanding any governing law provision of the Loan Documents, (a) the interpretation of the definition of “Restatement Effective Date Material Adverse Effect” (and whether or not a Restatement Effective Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Mercury Acquisition and (c) the determination of whether the Mercury Acquisition has been consummated in accordance with the terms of Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 10.17    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 10.18    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 10.19    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one (1) or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.
Section 10.20    Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21    USA Patriot Act. Each Lender and each Agent hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender and/or Agent to identify the Borrower and each Guarantor in accordance with the Patriot Act.
Section 10.22    Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that (a) any party hereto may otherwise have to bring any proceeding relating to any Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment or (ii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (b) the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender may otherwise have to bring any proceeding relating to any Loan Document against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 10.23    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely in connection with the transactions contemplated or permitted hereby; provided that the Administrative Agent, the Lenders or the L/C Issuer, as the case may be, shall be responsible for its Affiliates’ compliance with this clause, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential Information relating to the Loan Parties), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower in advance of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) in customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.23 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower

(except to the extent that such Information was available to the Administrative Agent, any Lender or any of their Affiliates as a result of Administrative Agent’s, any Lender’s or their Affiliates’ ownership interests in the Business or the Borrower). For purposes of this Section 10.23, “Information” means all information received by the Administrative Agent, any Lender or the L/C Issuer, as the case may be, from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any target company and its Subsidiaries in connection with contemplated or consummated Acquisition or other investment), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a (i) Prohibited Lender or (ii) any of their respective Affiliates or any of their and their Affiliates’ officers, directors or employees that (x) are engaged as principles primarily in private equity or venture capital on a proprietary basis (other than, in each case, such Affiliates engaged by the Borrower with respect to the Transactions or any debt fund affiliates or any advisors thereto) or (y) to the knowledge of the Administrative Agent, the Lenders or the L/C Issuer, as the case may be, are engaged in businesses competing with the Borrower (including any Affiliate which has been previously identified in writing to the Joint Lead Arrangers as such); provided that nothing contained in this Section 10.23 shall prohibit the disclosure of such Information to any officers, directors or employees of any Affiliate of the Administrative Agent, the Lenders or the L/C Issuer, as the case may be, who reasonably need to know such Information for purposes of evaluating, negotiating, enforcing or consummating any of the transactions contemplated hereby, so long as, such Information is used solely for such purposes.
Section 10.24    No Fiduciary Relationship. You acknowledge and agree that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Agents and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Agent and/or Lender has advised, is currently advising or will advise the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in this Agreement and the other Loan Documents and (ii) such Agent and/or Lender is acting solely as a principal and not as a fiduciary of the Loan Parties, the Loan Parties’ management, equity holders, Affiliates, creditors or any other Person or their respective Affiliates. Each Agent, each Lender and their Affiliates may have economic interests that conflict with the economic interests of the Borrower or any of its Subsidiaries, their stockholders and/or their Affiliates.
Section 10.25    Effect of Restatement Agreement. All obligations of the Borrower under the Original Credit Agreement shall become obligations of the Borrower hereunder, and the provisions of the Original Credit Agreement shall be superseded by the provisions hereof. Each of the parties hereto confirms that the amendment and restatement of the Original Credit Agreement pursuant to the Restatement Agreement shall not constitute a novation of the Original Credit Agreement.